Exhibit 10.1

Execution Version

LOAN AGREEMENT

dated as of

July 28, 2023

between

Superior Drilling Products, Inc.,

as Borrower,

SUPERIOR DRILLING SOLUTIONS, LLC,
EXTREME TECHNOLOGIES, LLC,
and
HARD ROCK SOLUTIONS, LLC
as Guarantors,

the other Guarantors from time-to-time party hereto,

and

VAST BANK, NATIONAL ASSOCIATION

as Lender

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SECTION 5 AFFIRMATIVE COVENANTS.		31

5.01	Financial Statements, Reports, Certificates	31
5.02	Existence; Government Approvals.	33
5.03	Maintenance of Property; Licenses; Inventory	33
5.04	Payment of Obligations; Taxes; Pensions	34
5.05	Compliance with Laws; Sanctions; Anti-Corruption Laws	34
5.06	Inspection Rights	34
5.07	Books and Records	34
5.08	Insurance	35
5.09	Environmental Matters	36
5.10	Formation or Acquisition of Subsidiaries	36
5.11	Use of Proceeds	37
5.12	Further Assurances	37
5.13	Cash Management Products	37

SECTION 6 NEGATIVE COVENANTS.		37

6.01	Indebtedness	37
6.02	Encumbrances	38
6.03	Dispositions	38
6.04	Changes in Business, Fiscal Year, Management, Control, or Business Locations	38
6.05	Fundamental Changes; Acquisitions	39
6.06	Restricted Payments	39
6.07	Investments	39
6.08	Transactions with Affiliates	39
6.09	Payments on Account of Indebtedness	39
6.10	Investment Company Act; Margin Regulation; Compliance	40
6.11	ERISA	40
6.12	Restrictive Agreements	40
6.13	Sanctions; Anti-Corruption	40
6.14	Change in Organizational Documents	40
6.15	Financial Covenants	40

SECTION 7 EVENTS OF DEFAULT.		41

7.01	Payment Default	41
7.02	Covenant Default.	41
7.03	Attachment	41
7.04	Insolvency	42
7.05	BM Facilities	42
7.06	Other Agreements	42
7.07	Judgments; Penalties	42
7.08	Misrepresentations	42
7.09	Loan Documents	43
7.10	Change in Control	43
7.11	ERISA	43
7.12	Guaranty	43
7.13	Failure of Security	43

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SECTION 8 LENDER’S RIGHTS AND REMEDIES.		43

8.01	Rights and Remedies	43
8.02	Power of Attorney	45
8.03	Protective Payments	45
8.04	Accounts Collection	46
8.05	Application of Payments and Proceeds Upon Default	46
8.06	Lender’s Liability for Collateral	46
8.07	No Obligation to Pursue Others	47
8.08	Demand Waiver	47

SECTION 9 GENERAL PROVISIONS.		47

9.01	Notices	47
9.02	Successors and Assigns	48
9.03	Indemnification	48
9.04	Amendments; Waivers; Integration; Remedies Cumulative	48
9.05	Time of Essence	49
9.06	Severability of Provisions	49
9.07	Counterparts	49
9.08	Survival	49
9.09	Costs and Expenses	49
9.10	Electronic Execution of Documents	50
9.11	Right of Setoff	50
9.12	Relationship	50
9.13	Third Parties	50
9.14	Choice of Law, Venue, Service of Process, and Jury Trial Waiver	50
9.15	PATRIOT Act; Compliance with Sanctions	51
9.16	Waiver of Consequential Damages, Etc	52
9.17	Interest Rate Limitation	52
9.18	Payment Set Aside	52
9.19	Construction; Headings; Knowledge	52

SECTION 10 GUARANTY.		53

10.01	Guaranty	53
10.02	Limitation of Liability	53
10.03	Term; Reinstatement	53
10.04	Guaranty Absolute and Unconditional; Waiver of Defenses	54
10.05	Waivers and Acknowledgments	54
10.06	Agreement to Pay; Subrogation; Etc	55
10.07	Taxes	55
10.08	Additional Guarantors	56
10.09	Cumulative Liability	56

-iii-

SECTION 11 SECURITY INTEREST.		56

11.01	Grant of Security Interest	56
11.02	Priority of Security Interest; Additional Collateral Representations	57
11.03	Priority of Security Interest	59
11.04	Collateral Related Notices	60
11.05	Updated Perfection Certificate	61
11.06	Maintenance of Collateral; Compliance	61
11.07	Maintenance of Perfected Security Interest; Further Assurances	61

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

EXHIBITS

Exhibit A – Form of Borrowing Base Certificate
Exhibit B – Form of Compliance Certificate
Exhibit C – Form of Joinder

-iv-

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is entered into as of July 28, 2023, by and among Vast Bank, National Association (together with its successors and assigns, “Lender”), Superior Drilling Products, Inc., a Utah corporation (“Borrower”); Superior Drilling Solutions, LLC, formerly Superior Drilling Products, LLC, a Utah limited liability company (“SDS”); ; Extreme Technologies, LLC, a Utah limited liability company (“ET”); ; Hard Rock Solutions, LLC, a Utah limited liability company (together with SDS,, ET,, the “Existing Subsidiaries” and each an “Existing Subsidiary”), and each of the Guarantors (as defined below) party hereto from time to time.

Borrower has requested that Lender extend credit to Borrower, and Lender is willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Section 1 Definitions.

1.01 Defined Terms. As used in this Agreement, all capitalized terms shall have the definitions set forth below. Any term used in the UCC and not defined herein shall have the meaning given to the term in the UCC.

“Account” is any “account” as defined in the UCC with such additions to such term as may hereafter be made, and includes all accounts receivable and other sums owing to any Loan Party.

“Affiliate” is, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, with “Controlling” and “Controlled” have meanings analogous thereto.

“Agreement” is defined in the preamble hereof.

“Applicable Law” is, as to any Person, all applicable Laws binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Lender or any of Lender’s Affiliates, including any letters of credit, Cash Management Products, interest rate swap arrangements, any letters of credit, and foreign exchange services, as any such products or services may be identified in Lender’s or such Affiliate’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“BM Facilities” means the Domestic BM Facility and the Foreign BM Facility.

“Borrower” is defined in the preamble hereof.

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“Borrowing Base” is, on any date, 50% of Eligible Inventory, determined according to the first-in, first-out (FIFO) method at the lower of cost (excluding any transportation, handling or carrying charges) or current market value.

“Borrowing Base Certificate” means that certain certificate in the form attached hereto as Exhibit A, signed by a Responsible Officer of Borrower.

“Borrowing Notice” is a request by Borrower for a Revolving Loan, which shall be in such form as Lender may reasonably approve, and which shall be signed by a Responsible Officer.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Lender is closed.

“Cash Equivalents” are (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case, maturing within one (1) year from the date of acquisition thereof; (b) investments in commercial paper maturing within two-hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or Moody’s Investors Service, Inc., and any successor to any of the foregoing; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 90 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by Lender; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the types described in clauses (a) through (c) of this definition.

“Cash Management Products” are any one or more of the following types of services or facilities extended to any of the Loan Parties by Lender or an Affiliate of Lender: (a) Automated Clearing House (ACH) transactions, electronic funds transfer, and other similar money transfer services; (b) cash management, treasury, overdraft, lockbox arrangements, and other similar services; (c) the establishment and maintenance of depository accounts and other depository services; (d) credit cards, debit cards, or stored value cards; and (e) other similar or related bank products and services.

“Change in Control” is an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of a majority of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Equity Interests of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).

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“Claims” is defined in Section 9.03.

“Closing Date” is the first date all the conditions precedent in Section 3.01 are satisfied or waived in accordance with Section 9.04.

“Collateral” is defined in Section 11.01(a).

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Consolidated Net Income” is, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of Borrower) in which Borrower or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Applicable Law applicable to such Subsidiary.

“Control Agreement” means a deposit account control agreement in form and substance reasonably satisfactory to Lender that establishes Lender’s Control of any Deposit Account of a Loan Party.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Current Assets” is, as of any time of determination, with respect to Loan Parties and their Subsidiaries, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Loan Parties and their Subsidiaries as of such time.

“Current Liabilities” is, as of any time of determination, with respect to the Loan Parties and their Subsidiaries, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Loan Parties and their Subsidiaries as of such time.

“Current Ratio” is, as of any time of determination, the ratio of (a) Current Assets at such time to (b) Current Liabilities at such time.

“Debt Service Coverage Ratio” is, for any period, the ratio of (a) EBITDA for such period to (b) the sum of (i) Interest Expense for such period, plus (ii) scheduled principal payments on Indebtedness due during such period (excluding, to the extent otherwise included, principal payments on finance lease obligations or on the Revolving Line).

“Debtor Relief Laws” is the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

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“Default” is any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” is defined in Section 2.03(b).

“Designated Deposit Account” is the account denominated in Dollars, account number 1093339, maintained by Borrower with Lender.

“Disposition” or “Dispose” means the sale, transfer, license, sublicense, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” is any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one-hundred eighty (180) days after the Revolving Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and “$” is the lawful money of the United States.

“Domestic BM Facility” means the accounts receivable purchase facility described in the Business Manager Agreement with Businesses and Professionals (Variable Service Charge) of even date herewith between Borrower and Lender.

“Dormant Subsidiaries” means Superior Design and Fabrication, LLC, a Utah limited liability company; Meier Properties, Series LLC, a Utah limited liability company; and Meier Leasing, LLC, a Utah limited liability company.

“EBITDA” is, with respect to Borrower and its Subsidiaries for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) net cash interest expense (including that attributable to obligations with respect to capital leases) of Borrower and its Subsidiaries for such period with respect to all their outstanding Indebtedness, (b) provision for taxes based on income, (c) depreciation expense, (d) amortization expense, and (e) other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period) and (f) any losses realized from the disposition of property outside of the ordinary course of business. minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) any non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period) and (ii) any gains realized from the disposition of property outside of the ordinary course of business, all as determined on a consolidated basis.

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“Eligible Inventory” means, as of any calculation date, all Inventory consisting of raw materials and finished goods (a) that is owned by Borrower or a Guarantor, (b) that is in good and marketable condition, (c) that is in the possession and control of Borrower or a Guarantor and stored or held at one or more facilities which has been disclosed to Lender and as to which Lender has unrestricted access, and (d) in and to which Lender has a valid and perfected first priority security interest. The term “Eligible Inventory” shall exclude the following:

(i) work in process;

(ii) Inventory that is, has been reasonably determined by Lender to be, or has been determined by Borrower’s management to be, excess, obsolete, unsaleable, shopworn, seconds, damaged or unfit for sale;

(iii) Inventory in transit;

(iv) Inventory held by Borrower on consignment;

(v) Inventory subject to any floor planning arrangement;

(vi) Inventory in which any Person other than Lender has a purchase money security interest or any other security interest, lien or claim;

(vii) Inventory that is located on premises leased by Borrower or any applicable Subsidiary, or stored with a bailee, warehouseman, processor or similar Person, unless (A) Lender has given its prior consent thereto, (B) a collateral access agreement, in form and substance reasonably satisfactory to Lender, has been delivered to Lender, or (C) reserves reasonably satisfactory to Lender have been established with respect thereto;

(viii) Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(ix) Inventory that is subject to any agreement which would restrict Lender’s ability to sell or otherwise dispose of the same;

(x) Inventory located outside the United States of America;

(xi) Inventory in the custody of third-party vendors; and

(xii) Inventory consisting of returned or repossessed goods.

5

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” is any “equipment” as defined in the UCC.

“Equity Interests” is, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” is any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” is (a) a Reportable Event with respect to a Pension Plan; (b) the failure by Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (j) the engagement by Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon Borrower pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Internal Revenue Code.

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“Event of Default” is defined in Section 7.

“Excluded Account” means deposit accounts identified to Lender in writing and (i) used exclusively for payroll, payroll tax, withholding tax and other employee wage and benefit payments; provided that the funds on deposit in such deposit accounts will at no time exceed the actual payroll, payroll taxes, withholding taxes and other employee wage and benefit payments then owing for the immediately succeeding payroll period (or greater amount to the extent required by Applicable Law), (ii) used exclusively as trust accounts, escrow accounts and other accounts used for holding assets of non-affiliated third parties (and only to the extent of such amounts), or (iii) which are zero balance accounts.

“Existing Line of Credit” means the revolving line of credit extended to Borrower by Austin Financial Services, Inc., originally extended in February 2019.

“Existing Subsidiary” has the meaning assigned to such term in the preamble.

“FCPA” is defined in Section 1.01(b).

“Federal Reserve Board” is the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” is, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financing Statement” is defined in Section 11.03(a).

“Foreign BM Facility” means the accounts receivable purchase facility related to foreign accounts receivable described in the Business Manager Agreement with Businesses and Professionals (Variable Service Charge) of even date herewith between Borrower and Lender.

“Funding Date” is any date on which a Loan is made to or for the account of Borrower and which shall be a Business Day.

“GAAP” is, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

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“Governmental Authority” is the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” is, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Existing Subsidiary and each Subsidiary of Borrower or another Loan Party that is required to execute and deliver a joinder pursuant to Section 5.11.

“Guaranty” is the Guarantee of the Obligations provided by the Guarantors under Section 10 of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Indebtedness” is, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under or in respect of (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar independent undertakings and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

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(c) net obligations of such Person under any swap contract or other hedging arrangement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not more than 90 days past due);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) (x) all capital lease obligations of such Person and (y) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product of such Person;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

(h) any advances under any factoring arrangement and any indebtedness under any sale leaseback financing; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless and solely to the extent such Indebtedness is expressly made non-recourse to such Person. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Tax” is defined in Section 1.01(a).

“Indemnitee” is defined in Section 9.03.

“Insolvency Proceeding” is any proceeding commenced by or against any Person or entity under any Debtor Relief Law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) its Copyrights, Trademarks and Patents; (b) any and all trade secrets and trade secret rights, and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held, including any rights to unpatented inventions, know-how and operating manuals; (c) any and all source code; (d) any and all design rights which may be available to such Person; (e) all licenses or other rights to use any of the Copyrights, Patents or Trademarks; (f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and (g) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above.

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“Interest Expense” means, with reference to any period, total interest expense of Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, calculated for Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

“Internal Revenue Code” is the Internal Revenue Code of 1986, as amended from time to time.

“Inventory” means all raw materials, work in process, finished products and all other goods of whatever nature now owned or hereafter acquired by Borrower or a Guarantor which are held for sale or lease or are furnished or to be furnished under contracts of sale or service.

“Investment” is, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (i) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

“IRS” is the United States Internal Revenue Service.

“Issuer” means the issuer of any applicable Investment Property.

“Key Person” means each of G. Troy Meier and Annette Meier.

“Laws” is, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” is defined in the preamble hereof.

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“Lender Expenses” are all reasonable out-of-pocket costs, fees, expenses and disbursements incurred by Lender and its Affiliates and representatives (including the reasonable fees, charges and disbursements of counsel for Lender), and all fees and time charges and disbursements for attorneys who may be employees of Lender, in connection with (a) the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) auditors, accountants, appraisers, consultants, advisors and agents employed or retained by Lender and its counsel in connection with this Agreement or any other Loan Document, and (c) the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, or (ii) in connection with the Loans made hereunder, including (1) its rights under Section 9, (2) enforcement of the Guaranty, (3) in connection with any refinancing or restructuring of the Obligations and the other credit or financing arrangements provided or otherwise contemplated hereunder or under any other Loan Document in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings, and (4) the protection, preservation or preparation or marketing for sale or disposition of all or any part of the Collateral or any realization of the Collateral, in each case, including all such out-of-pocket costs, fees, expenses and disbursements incurred, whether before or after a Default or Event of Default, acceleration or Insolvency Proceeding has occurred under any of the Loan Documents.

“Leverage Ratio” is, for any period ending on a certain date, the ratio of (a) Indebtedness, less all cash and Cash Equivalents of Borrower and its Subsidiaries on such date, less all Indebtedness consisting of lease obligations, and less all Indebtedness related to the BM Facilities, to (b) EBITDA for such period.

“Lien” is any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” is a loan by Lender to Borrower under Section 2 in the form of a Term Loan or a Revolving Loan.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents, instruments, and agreements related to or executed in connection with this Agreement, the Notes, the Perfection Certificate, any Bank Services Agreement, any subordination agreement, any pledge and/or security agreement, notes or guaranties in each case executed by a Loan Party, and any other present or future agreement by Borrower or any other Loan Party with or for the benefit of Lender in connection with this Agreement or Bank Services, each as amended, restated, or otherwise modified.

“Loan Party” is Borrower and each Guarantor, collectively, “Loan Parties”.

“Margin Stock” is defined in Section4.09(d).

“Material Adverse Effect” is (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of any Loan Party to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, Lender under any Loan Documents; or (c) a material impairment in the perfection or priority of Lender’s Lien in the Collateral.

“Maximum Rate” is defined in Section 9.17.

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“Multiemployer Plan” is any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” is a Plan with respect to which Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negotiable Collateral” means all of the Loan Parties’ present and future letters of credit of which it is a beneficiary, Checks and other Drafts, Instruments (including Promissory Notes), Securities, Documents, and Chattel Paper, and any Loan Party’s books and records relating to any of the foregoing.

“Note” means a promissory note in form acceptable to Lender evidencing, in part, a Loan.

“Obligations” are all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document or otherwise with respect to any Loan or with respect to any Bank Services or Bank Service Agreements, or with respect to either of the BM Facilities, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding during the pendency of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document, and (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that Lender, in its sole discretion, may elect to pay or advance on behalf of Borrower.

“Overadvance” is defined in Section 2.05(b)(iv).

“Patents” are all patents, patent applications and like protections including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“PATRIOT Act” is the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment in Full” is (a) the termination of Lender’s commitment to make a Loan hereunder and (b) the indefeasible payment in full in cash of (i) all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the accrued and unpaid fees under the Loan Documents, if any, (iii) all Lender Expenses, and (iv) all other outstanding Obligations (other than inchoate indemnity obligations and other obligations extending beyond maturity (including obligations with respect to Bank Services) that have been cash collateralized in an amount and manner satisfactory to Lender or otherwise subject to arrangements satisfactory to Lender).

“Payoff Letter” is defined in Section 3.01(a)(xii).

“PBGC” is the Pension Benefit Guaranty Corporation.

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“Pension Funding Rules” are the rules of the Internal Revenue Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” is any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Perfection Certificate” is defined in Section 4.03.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents, or under the BM Facilities;

(b) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(c) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(d) indebtedness to Ally Financial not to exceed the aggregate principal amount of $13,617.57, plus all accrued interest thereon;

(e) indebtedness to U.S. Bank Equipment Finance, a Division of U.S. Bank National Association not to exceed the aggregate principal amount of $34,770.00, plus all accrued interest thereon;

(f) indebtedness to Bank of America Leasing & Capital, LLC, successor by assignment to Mazak Corporation, not to exceed the aggregate principal amount of $559,848.32, plus all accrued interest thereon;

(g) subject to Section 6.01, Indebtedness not described in clauses (d), (e) or (f) above not to exceed $100,000.00 in the aggregate outstanding at any time secured by Liens described in clause (e) of the definition of Permitted Liens; provided that such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; and

(h) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness set forth in clauses (a) through (g) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more materially burdensome terms upon Borrower or the applicable Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including Subsidiaries) existing on the Closing Date and shown on the Perfection Certificate delivered on the Closing Date;

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(b) Investments consisting of Cash Equivalents made in the ordinary course of business of the Loan Parties;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Loan Party’s business;

(d) Investments consisting of Deposit Accounts;

(e) Investments accepted in connection with Dispositions permitted by Section 6.03;

(f) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 6.05 of this Agreement, so long as such transaction is otherwise permitted under Section 6.07;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed $25,000.00 at any time outstanding, and (ii) loans to employees, officers or directors in an aggregate amount not to exceed $25,000.00 at any time outstanding relating to the purchase of equity securities of a Loan Party or its Subsidiaries pursuant to employee stock purchase plans or agreements approved in good faith by Borrower’s board of directors (or other equivalent governing body of Borrower);

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of a Loan Party in any Subsidiary.

“Permitted Liens” are:

(a) Liens existing on the Closing Date and described in the Perfection Certificate;

(b) Liens arising under this Agreement and the other Loan Documents;

(c) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the Loan Parties maintain adequate reserves;

(d) Liens existing as of the date of this Agreement securing Indebtedness of the type set forth in clauses (d), (e) or (f) of the definition of Permitted Indebtedness;

(e) Liens securing Indebtedness of the type set forth in clause (g) of the definition of Permitted Indebtedness in the aggregate outstanding (not to exceed the amount set forth in such clause (g)) (i) upon or in any Equipment acquired or held by a Loan Party or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition; provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

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(f) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (g) above; provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(g) deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, all in the ordinary course of any Loan Party’s business;

(h) Liens in favor of other financial institutions arising in connection with a Loan Party’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions;

(i) statutory or common law (non-contractual) Liens of landlords;

(j) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens secure liabilities in the aggregate amount not to exceed $100,000.00 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(k) Liens that constitute Dispositions permitted by Section 6.03; and

(l) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 7.03 or Section 7.07.

“Permitted Prior Liens” are Liens of the type described in clauses (c) Indebtedness upon Equipment, (e) worker’s compensation, unemployment insurance, etc., (f) other financial institutions for deposit services, (g) statutory or common law landlord Liens, and (h) claims of materialmen, etc. of the defined term “Permitted Liens”.

“Person” is any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” is any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any Subsidiary, or any such plan to which Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which Borrower has any liability.

“Pledged Interests” are Collateral consisting of Equity Interests or other evidence of ownership of any Loan Party.

“Prime Rate” is the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Lender) or any similar release by the Federal Reserve Board (as determined by Lender). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

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“Reportable Event” is any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Responsible Officer” is, (a) the chief executive officer, president, executive vice president or a Financial Officer of Borrower, (b) solely for purposes of the delivery of incumbency certificates and certified organizational documents and resolutions delivered under the Loan Documents, any vice president, secretary or assistant secretary of Borrower and (c) solely for purposes of Borrowing Notices, prepayment notices, and any reduction or increase of commitments to the extent permitted hereunder, any other officer or employee of Borrower so designated from time to time by one of the officers described in clause (a) in a notice to Lender (together with evidence of the authority and capacity of each such Person to so act in form and substance reasonably satisfactory to Lender). Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” is any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Revolving Line” is, on any date, Lender’s commitment to make a Revolving Loan if such Loan is required to be disbursed on such date The amount of the Revolving Line is an aggregate principal amount not to exceed the lesser of $750,000.00 and the Borrowing Base outstanding at any time of determination.

“Revolving Loan” is a loan made by Lender to Borrower pursuant to Section 2.01(b).

“Revolving Maturity Date” is July 28, 2025.

“Sanctions” is defined in Section 4.16(a).

“SEC” is the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” is, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Term Loan” is defined in Section 2.01(a).

“Term Maturity Date” is July 28, 2028.

“Total Outstandings” is, as of any date of determination, the sum of the outstanding principal balance of all Revolving Loans.

“Trademarks” are any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Tronco Loan” means the existing loan to Tronco Energy Corporation described in that certain Fourth Amended and Restated Loan Agreement dated March 31, 2023 (a copy of which Borrower has provided to Lender), which had an approximate balance of $6,567,000 as of March 31, 2023.

“UCC” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Oklahoma; provided that, to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Oklahoma, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) references to time of day shall, unless otherwise specified, refer to Central time, and (vii) unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), and (B) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition.

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1.03 Accounting Terms. Any accounting term not specifically defined in this Agreement shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. For purposes of this Agreement and the other Loan Documents, the determination of whether a lease is required to be classified and accounted for as a capital lease on the balance sheet of any Person shall be made by reference to GAAP prior to the adoption of ASC 842 (or equivalent) and any change in GAAP as a result of the adoption of ASC 842 (or equivalent) that results in any lease which is, or would be, classified as an operating lease under GAAP prior to the adoption of ASC 842 (or equivalent) being classified as a capital lease under revised GAAP shall be disregarded for purposes of all financial covenant, basket amounts, ratios and all other purposes contained herein or in any other Loan Documents, regardless of whether such lease is entered into, or acquired or assumed, before or after the effective date of ASC 842 (or equivalent).

1.04 Divisions. For all purposes hereunder and under the other Loan Documents, if in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized by the holders of its Equity Interests at such time. Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person under the Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person) on the first date of its existence.

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Commitments and Loans; Payments.

2.01 Loans and Borrowings; Notes.

(a) Term Loan.

(i) Subject to the terms and conditions of this Agreement, Lender shall make one loan to Borrower on the Closing Date in an aggregate principal amount equal to $1,719,200.00 (such loan, the “Term Loan”).

(ii) The Term Loan shall bear interest in accordance with Section 2.03 hereof. The Term Loan, when repaid, may not be reborrowed.

(b) Revolving Line. Subject to the terms and conditions of this Agreement, Lender shall make Revolving Loans from time to time to Borrower prior to the Revolving Maturity Date in an aggregate outstanding amount of all Revolving Loans not to exceed the Revolving Line. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. Revolving Loans shall bear interest in accordance with Section 2.03 hereof.

(c) Evidence of Loans; Notes.

(i) The Term Loan shall be evidenced by this Agreement and a Note payable to Lender in an amount equal to the Term Loan.

(ii) The Revolving Loans made by Lender are evidenced by this Agreement and a Note payable to Lender in an amount equal to the Revolving Line.

2.02 [Reserved.]

2.03 Interest on the Loans.

(a) Interest Rate. Subject to Section 2.03(b):

(i) the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the greater of (x) the Prime Rate plus 1.00% and (y) 7.50%; and

(ii) the principal amount outstanding under the Term Loan shall accrue interest at 8.18% per annum.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest at a rate per annum which is 5% above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations inclusive of the Default Rate. Payment or acceptance of the increased interest rate provided in this Section 2.03(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

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(c) Interest Computation. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). In computing interest, (i) all payments received after 12:00 p.m. on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Loan shall be included and the date of payment shall be excluded; provided that if any Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Loan. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue. Interest hereunder shall accrue and be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

2.04 Fees.

(a) Upfront Fee. Borrower shall pay to Lender a fully earned, non-refundable upfront fee of .75% of each of the Revolving Line and the Term Loan, payable on the Closing Date.

(b) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Lender, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lender’s obligation to make loans and advances hereunder. Lender may, at its option, deduct amounts owing by Borrower with respect to Lender Expenses and under the clauses of this Section 2.04, in each case, pursuant to the terms of Section 2.05(f). Lender shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.04.

2.05 Payments; Application of Payments; Debit of Accounts.

(a) Term Loan Repayment. Borrower shall make combined payments of principal and interest on the Term Loan on the 28th day of each month, in equal monthly installments, commencing August 28, 2023; provided that all principal, unpaid accrued interest, and other remaining Obligations relating to the Term Loan shall be immediately due and payable on the Term Maturity Date.

(b) Revolving Loans Repayment; Overadvances; Termination.

(i) Borrower shall make payments of all unpaid accrued interest on the Revolving Loans on the 28th day of each month, commencing August 28, 2023.

(ii) Borrower shall repay to Lender on the Revolving Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date together with the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable on the Revolving Maturity Date.

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(iii) Unless previously terminated, the Revolving Line shall terminate on the Revolving Maturity Date.

(iv) If, at any time, the aggregate principal amount at such time of outstanding Revolving Loans exceeds the Revolving Line, Borrower shall immediately pay to Lender in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Lender any Overadvance, Borrower agrees to pay Lender interest on the outstanding amount of any Overadvance, on demand, at the Default Rate applicable to the Loans.

(c) Optional Prepayments. Borrower may, upon notice to Lender, at any time and from time to time prepay any Loan in whole or in part without premium. fee or penalty.

(d) Payment Date. All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 2:00 p.m. on the date when due. Payments of principal and/or interest received after 2:00 p.m. are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(e) Amounts; Application. Prepayments shall be accompanied by accrued interest on the amount prepaid. Lender has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. All prepayments of the Term Loan shall be applied to principal installments on the Term Loan in the inverse order of maturity.

(f) Debit of Accounts. Lender may, at its option, debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Lender when due. These debits shall not constitute a set-off.

2.06 Taxes.

(a)Any and all payments by any Loan Party under any Loan Document shall be made without deduction or withholding for any taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any tax from any such payment by Lender, then Lender shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such tax is imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than a tax imposed on net income (however denominated), franchise taxes, and branch profits taxes as a result of Lender being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) (an “Indemnified Tax”), then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. As soon as practicable after any payment of taxes by a Loan Party to the applicable Governmental Authority pursuant to this Section, such Loan Party shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

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(b) Each Loan Party hereby indemnifies Lender, within ten (10) days after demand therefor, for the full amount of any (i) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender, (ii) present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, and (iii) any penalties, interest and reasonable expenses arising therefrom or with respect to taxes described in clauses (i) or (ii), whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such taxes have been levied, imposed or assessed, and promptly upon notice by Lender, such Loan Party shall pay such taxes directly to the relevant Governmental Authority or Lender, as applicable; provided that Lender shall not be under any obligation to provide any such notice to any Loan Party. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

Section 3 Conditions of Loans.

3.01 Conditions Precedent to Closing. The effectiveness of this Agreement and Lender’s obligation to make the initial Revolving Loan and to make the Term Loan on the Closing Date are subject to satisfaction of the following conditions precedent:

(a) Lender will have received, in form and substance satisfactory to Lender, the following:

(i) a duly executed landlord lien waiver and collateral access agreement in favor of Lender for each U.S. location of each leased location where a Loan Party maintains property, by each landlord;

(ii) all actions necessary to perfect the Liens of Lender in the Collateral to be granted on or prior to the Closing Date, to the extent such Liens may be perfected by the filing of UCC-1 financing statement, will have been taken or will be taken substantially concurrently with the Closing;

(iii) duly executed copies of this Agreement, the Notes, and the Perfection Certificate;

(iv) an omnibus officer’s certificate that covers all the Loan Parties with respect to incumbency and resolutions authorizing the execution and delivery of each Loan Document, and certifying as true, correct and complete attached copies of each Loan Party’s organizational documents which are in full force and effect as of the Closing Date, including (A) formation documents, as certified by the Secretary of State (or equivalent agency) of each Loan Party’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Closing Date, and (B) each Loan Party’s bylaws, limited liability company agreement, partnership agreement or similar governing document, as applicable;

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(v) a long-form good standing certificates (or equivalent) of each Loan Party certified by the Secretary of State (or equivalent agency) of such Loan Party’s jurisdiction of organization or formation, each as of a date no earlier than thirty (30) days prior to the Closing Date;

(vi) a duly executed legal opinion of the Loan Parties’ counsel dated as of the Closing Date;

(vii) certified copies, dated as of a recent date, of financing statement searches, as Lender may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the making of the Term Loan, will be terminated or released;

(viii) a certificate from a Responsible Officer certifying (A) that the conditions specified in this Section 3.01 have been satisfied, (B) that there has been no event or circumstance since March 31, 2023, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) stating that no consents, licenses or approvals are required in connection with the consummation by each Loan Party of the transactions contemplated hereunder and the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, or identifying such consents, licenses or approvals that are so required and stating that they have been obtained, including reasonable particulars thereof;

(ix) a certificate from a Financial Officer of Borrower attesting that Borrower, individually, and the Loan Parties and their Subsidiaries, on a consolidated basis and taken as a whole, are Solvent as of the Closing Date;

(x) a Borrowing Base Certificate, prepared as of a date no earlier than one (1) Business Day prior to the Closing Date, signed by a Responsible Officer, certifying as to the matters involved in the calculation of the Borrowing Base as of such date;

(xi) payment of the fees and Lender Expenses then due;

(xii) a payoff letter as to the Existing Line of Credit in form acceptable to Lender (“Payoff Letter”);

(xiii) evidence satisfactory to Lender that the insurance policies and endorsements required by Section 5.08 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Lender;

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(xiv) evidence that (A) all outstanding amounts under the Existing Line of Credit shall be repaid in full from the proceeds of the Loans and (B) all Liens securing such Indebtedness will be terminated, including the documents and/or filings evidencing the perfection of such Liens, concurrently with the making of the Term Loan; and

(xv) documentation and other information requested by Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Closing Date.

(b) The Loan Parties shall have executed, delivered and completed, as applicable, all documents, instruments and agreements related to the BM Facilities as Lender shall require.

(c) Lender shall have completed a due diligence investigation of each Loan Party in scope, and with results, satisfactory to Lender, and shall have been given such access to the management, records, books of account, contracts and properties of each Loan Party and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as Lender shall have requested.

(d) The representations and warranties contained herein and in any other Loan Document shall be true and correct in all respects on and as of the Closing Date and no Default or Event of Default shall have occurred and be continuing or result from the Loans.

(e) Such other documents or certificates, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.02 Conditions Precedent to all Revolving Loans. Lender’s obligations to make each Revolving Loan are subject to the following conditions precedent:

(a) timely receipt of a Borrowing Notice as provided in Section 3.03;

(b) the amount of such Revolving Loan shall not exceed the amount available for advance on the Revolving Line as reflected in the most recent Borrowing Base Certificate provided to Lender;

(c) (i) the representations and warranties in this Agreement shall be true, accurate, and complete on the date of the Borrowing Notice and on the Funding Date of each Loan; provided that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all respects as of such date, and (ii) no Default or Event of Default shall have occurred and be continuing or result from the Loan. Each Borrowing Notice and the acceptance of each Loan shall be deemed to be a representation and warranty by Borrower on the date such Loan is made as to the accuracy of the facts referred to in this Section 3.02(c); and

(d) Lender determines to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any Material Adverse Effect.

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3.03 Procedures for Borrowing Day Funding Conditions Once Met. Subject to the prior satisfaction and fulfillment of all other applicable conditions to the making of a Loan set forth in this Agreement, to obtain a Revolving Loan, Borrower shall notify Lender (which notice shall be irrevocable) by electronic mail by 12:00 p.m. on the Funding Date of the Revolving Loan. In connection with such notification, Borrower must promptly deliver to Lender by electronic mail a completed Borrowing Notice, each executed by a Responsible Officer, together with such other reports and information, including sales journals, cash receipts journals, accounts receivable aging reports, as Lender may reasonably request in its sole discretion. Lender shall credit proceeds of a Loan to the Designated Deposit Account. Lender may make Loans under this Agreement based on instructions from a Responsible Officer or without instructions if the Loans are necessary to meet Obligations which have become due.

3.04 Covenant to Deliver. Except as otherwise provided in Section 5.13, Borrower agrees to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition precedent to any extension of a Loan. Borrower expressly agrees that an extension of a Loan made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and the making of any future extension of a Loan in the absence of a required item shall be in Lender’s sole discretion.

Section 4 Representations and Warranties. Each Loan Party represents and warrants for itself and its Subsidiaries to Lender as follows:

4.01 Existence, Qualification and Power. Borrower and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case referred to in clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.02 Authorization; No Conflict; Enforceability. The execution, delivery, and performance of the Loan Documents are within such Loan Party’s powers, have been duly authorized, and (a) are not in conflict with nor constitute a breach of any provision contained in such Loan Party’s organizational documents, (b) do not contravene, conflict with, constitute a default under or violate any material requirement of Applicable Law, (c) do not contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority in the United States by which any Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (d) do not require any action by, filing, registration, or qualification with, or approval from, any Governmental Authority in the United States (except such approvals which have already been obtained and are in full force and effect), and (e) do not constitute an event of default under any material agreement by which such Loan Party is bound. No Loan Party nor any Subsidiary of a Loan Party is in default in the performance, observance or fulfillment of any material obligations, covenants or conditions contained in any material agreement of such Loan Party or such other Subsidiary, as applicable, in any material respect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

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4.03 Perfection Certificate. In connection with this Agreement, the Loan Parties have executed and delivered to Lender the completed Perfection Certificate signed by each Loan Party in form and substance acceptable to Lender (the “Perfection Certificate”). Each Loan Party represents and warrants to Lender that (a) such Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) such Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth such Loan Party’s (i) organizational identification number or accurately states that such Loan Party has none and (ii) federal employer identification number; (d) the Perfection Certificate accurately sets forth such Loan Party’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s mailing address (if different than its chief executive office); (e) except as disclosed in the Perfection Certificate, such Loan Party (and each of its predecessors) has not, in the past five (5) years, done business under any name other than that specified on the signature page hereof or changed its jurisdiction of formation, organizational structure or type or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to such Loan Party and each of its Subsidiaries is accurate and complete (it being understood and agreed that such Loan Party may from time to time update certain information in the Perfection Certificate after the Closing Date by providing an updated Perfection Certificate to Lender). If such Loan Party is not now a registered organization but later becomes one, such Loan Party shall promptly (and in any event within five (5) days of such registration) notify Lender of such occurrence and provide Lender with such Loan Party’s organizational identification number.

4.04 Intellectual Property. Each Loan Party is the sole owner of the Intellectual Property which it owns or purports to own, except for non-exclusive licenses granted by such Loan Party to its customers in the ordinary course of business, and off-the-shelf and similar non-customized inbound licenses for applications of third parties used in connection with such Loan Party’s business. To each Loan Party’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to any Loan Party that any part of the Intellectual Property infringes upon, misappropriates or violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Loan Parties, the conduct of the business of each of each Loan Party and its Subsidiaries does not infringe upon, misappropriate or violate the proprietary rights of any Person, except to the extent any such infringement, misappropriation or violation could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there is no pending or, to each Loan Party’s knowledge, threatened, Intellectual Property claim against any Loan Party, any Subsidiary of a Loan Party or any of their respective Intellectual Property which could reasonably be expected to result in a Material Adverse Effect.

4.05 Collateral; Security Interests.

(a) Each Loan Party has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except Permitted Liens.

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(b) No effective Financing Statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except (a) filings evidencing Permitted Liens, (b) filings for which termination statements or a Payoff Letter has been delivered to Lender (c) filings of record which have lapsed and (d) one or more financing statements in favor of the following, as to which no lien or security interest currently exists, the underlying Indebtedness has been paid in full, no commitment to lend or provide credit (contingent or otherwise) remains outstanding, and the secured party is obligated to provide or authorize the filing of a termination statement: Manufacturers Capital, A Division of CCG, MFG BANK, Ltd., and U.S. Bank Equipment Finance. Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business.

(c) All Inventory is in all material respects of good and merchantable quality, free from all material defects. No third party bailee (such as a warehouse) is in possession of any Collateral except as otherwise provided in the Perfection Certificate. Other than movable items of personal property having an aggregate book value less than $50,000.00, none of the Collateral is maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 6.03.

(d) None of the Collateral, including any Deposit Accounts, Securities Accounts and Commodity Accounts, is maintained or invested at or with any Bank, Securities Intermediary, Commodities Intermediary or financial institution other than Lender or Lender’s Affiliates, except as set forth in the Perfection Certificate.

(e) None of the Collateral constitutes, or is the Proceeds of, (i) Farm Products, (ii) as-extracted collateral, (iii) Health-Care Insurance Receivables or (iv) vessels, aircraft or any other property subject to any certificate of title or other registration statute of the United States, any State or other jurisdiction, except for motor vehicles owned by the Loan Parties and used by employees of the Loan Parties in the ordinary course of business.

(f) Subject to actions required to be taken by Lender, including the filing of UCC-1 financing statements, all security interests granted to Lender in the Collateral are perfected security interests in and Liens on the Collateral (to the extent (i) perfection is required by this Agreement or the other Loan Documents and (ii) such Liens may be perfected by the filing of UCC-1 financing statements and the taking of other actions required by this Agreement or the other Loan Documents), subject only to Permitted Liens.

4.06 Litigation. Except as set forth in the Perfection Certificate, there are no actions, suits, litigation or proceedings, at law or in equity, pending, or to the knowledge of any Responsible Officer or Financial Officer of any Loan Party, threatened by or against any Loan Party or any Subsidiary thereof before any court, administrative agency, or arbitrator involving more than, individually or in the aggregate, $100,000.00.

4.07 Financial Statements; Material Adverse Effect; No Default.

(a) All consolidated financial statements related to Borrower or any Subsidiary that Borrower delivered to Lender fairly present in all material respects Borrower’s and its Subsidiaries’ consolidated financial condition as of the date thereof and consolidated results of operations for the period then ended.

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(b) Since the date of the most recent audited financial statements submitted to Lender, there has not been any Material Adverse Effect. The most recent audited financial statements submitted to Lender (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of each Loan Party and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of each Loan Party and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c) No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

4.08 Solvency. Borrower, individually, and the Loan Parties and their Subsidiaries, on a consolidated basis and taken as a whole, are Solvent.

4.09 Compliance with Laws; Investment Company Act; Margin Regulations.

(a) Each Loan Party and its Subsidiaries (i) has complied in all material respects with all Applicable Law (including Laws concerning or relating to its ownership of real or personal property, hazardous materials and environmental laws, the conduct and licensing of its business, occupational health and safety, and pensions or other employee benefits), and (ii) has not violated any Applicable Law the violation of which could reasonably be expected to have a Material Adverse Effect.

(b) As of the date hereof, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary thereof pending or, to the knowledge of such Loan Party, threatened in writing. Each Loan Party and Subsidiary thereof has complied with all the provisions of the Federal Fair Labor Standards Act.

(c) No Loan Party nor any Subsidiary thereof is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(d) No Loan Party is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof (such stock, “Margin Stock”), and no part of the proceeds of any Loans hereunder will be used to buy or carry any Margin Stock.

4.10 ERISA Compliance.

(a) (i) Each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

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(b) There are no pending or, to the knowledge of Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) No ERISA Event has occurred, and neither Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan.

(d) The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

4.11 Government Consents. Each Loan Party and each Subsidiary thereof has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue its business as currently conducted.

4.12 Subsidiaries; Investments. No Loan Party owns any Investment except for Permitted Investments.

4.13 Taxes. Each Loan Party and each Subsidiary thereof has timely filed all federal, state and other tax returns and reports required to be filed, and has paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. No Loan Party is aware of any claims or adjustments proposed for any of such Loan Party’s or its Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable.

4.14 Insurance. The insurance maintained by or on behalf of such Loan Party and its Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations. As of the date hereof, all premiums in respect of such insurance have been paid.

4.15 Disclosure. Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of Borrower to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

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4.16 Sanctions; Anti-Corruption.

(a) None of Borrower, any of its Subsidiaries or any director, officer, or employees, or, to the knowledge of Borrower, any agent, or affiliate of Borrower or any of its Subsidiaries, is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, Crimea, Cuba, Iran, North Korea and Syria).

(b) Borrower, any of its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrower, the agents and affiliates of Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

4.17 Environmental Matters. Neither Borrower nor any Subsidiary (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law in any material respect, (b) knows of any basis for any material permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any material Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any material Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or threatened in writing, or, to the knowledge of Borrower, is contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any material Environmental Liability of Borrower or any Subsidiary.

4.18 Capital Structure. The Perfection Certificate shows for each Loan Party and each Subsidiary of a Loan Party, its name, its jurisdiction of organization, its issued Equity Interests and the holders of its Equity Interests (as to Borrower, only each holder of Equity Interests that owns 1.5% or more of the issued and outstanding Equity Interests). Each Loan Party has good title to its Equity Interests in its Subsidiaries, in each case, subject only to the Permitted Liens, and all such Equity Interests are validly issued, fully paid and, to the extent applicable, non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Loan Party or any pledged Equity Interests except as set forth on the Perfection Certificate.

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4.19 Possession of Franchises; Licenses. Except as set forth in the Perfection Certificate and except to the extent the failure to have or maintain or violate, as applicable, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Subsidiaries has all franchises, certificates, licenses, permits and other authorizations from governmental or political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and no Loan Party nor any of its Subsidiaries is in violation of any thereof in any material respect.

4.20 Broker’s Fee. Except as set forth in the Perfection Certificate, no broker or finder is entitled to receive or is claiming it is entitled to receive a fee or commission with respect to any of the transactions contemplated hereby. Lender is responsible for the payment of any such broker’s or finder’s fee set forth on the Perfection Certificate.

4.21 Use of Proceeds. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.12.

4.22 Guarantors. Each Guarantor has, independently and without reliance upon Lender and based on such documents and information as it has deemed appropriate, made its own risk analysis and decision to enter into this Agreement (including the Guaranty) and any other Loan Document to which it is or may become a party, and has established adequate procedures for continually obtaining information pertaining to, and is now and at all times will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties, and prospects of Borrower and each other Loan Party.

4.01 Dormant Subsidiaries. The Dormant Subsidiaries have no assets and have conducted no material activities or operations since January 1, 2022, and Borrower has no plan or intention to utilize any of the Dormant Subsidiaries for any operations, or for any of them to own or hold any assets.

Section 5 Affirmative Covenants. Each Loan Party, for itself and its Subsidiaries, hereby covenants and agrees that until Payment in Full, such Loan Party will, and will cause each of its Subsidiaries to, do all of the following:

5.01 Financial Statements, Reports, Certificates. Provide Lender with the following:

(a) as soon as available, but in any event within 90 days following the end of Borrower’s fiscal year, audited consolidated financial statements of the Loan Parties and their Subsidiaries as at the end of such fiscal year and the related, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, consistently applied, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

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(b) as soon as available, but in any event within 45 days following the end of each fiscal quarter of Borrower, a company prepared consolidated balance sheet, income statement, cash flow statement, shareholders’ equity and recurring revenue report of the Loan Parties and their Subsidiaries as at the end of such fiscal quarter and for the portion of Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, prepared in accordance with GAAP, consistently applied, certified by a Responsible Officer of Borrower (as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied) and in a form reasonably acceptable to Lender;

(c) within 45 days following the end of each fiscal quarter of Borrower, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, certifying that as of the end of such applicable period, the Loan Parties were in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender may reasonably request;

(d) on or before 5:00 p.m. Central time on Thursday of each week, a duly completed Borrowing Base Certificate reflecting the information required thereby and prepared as of the end of the immediately preceding Business Day, certified by a Financial Officer of Borrower;

(e) upon the earlier of (i) three (3) Business Days after approval by Borrower’s board of directors (or other equivalent governing body of Borrower) or (ii) April 1 of each year, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then current fiscal year of Borrower, and (B) annual financial projections for such fiscal year (on a quarterly basis) as approved by Borrower’s board of directors (or other equivalent governing body of Borrower), together with any related business forecasts used in the preparation of such annual financial projections;

(f) within three (3) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be; provided that documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such Loan Party posts such documents, or provides a link thereto, on such Loan Party’s website on the Internet at its website address; provided further that such Loan Party shall promptly notify Lender in writing (which may be by electronic mail) of the posting of any such documents;

As to any information contained in materials furnished pursuant to this Section 5.01(f), Borrower shall not be separately required to furnish such information under Section 5.01(a) or (b) above, but the foregoing shall not be in lieu of the obligation of Borrower to furnish the information and materials described in Section 5.01(a) and (b) above at the times specified therein.

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(g) promptly (and in any event within one (1) Business Day of the occurrence thereof) notice of (i) the occurrence of any Default or Event of Default, (ii) any legal actions (by a Government Authority or otherwise) pending or threatened in writing against any Loan Party or any of its Subsidiaries that could reasonably be expected to result in damages or costs, individually or in the aggregate, of $100,000.00 or more or (iii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(h) the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $100,000.00;

(i) notice of any action arising under any Environmental Law or of any noncompliance by Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $100,000.00; and

(j) promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Loan Parties or their Subsidiaries, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request; or (ii) information and documentation reasonably requested by Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.

5.02 Existence; Government Approvals.

(a) (i) Maintain its legal existence and good standing in its jurisdiction of formation and (ii) maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

(b) (i) Obtain all of the Governmental Approvals necessary for the performance by each Loan Party of its obligations under the Loan Documents and the grant of a security interest to Lender in the Collateral and (ii) promptly provide copies of any such obtained Governmental Approvals to Lender

5.03 Maintenance of Property; Licenses; Inventory

(a) (i) Maintain, preserve and protect all of its material properties and Equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted), and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

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(c) (i) Keep all Inventory in good and marketable condition, free from material defects, (ii) follow such customary practices with respect to returns and allowances as they exist on the Closing Date and (iii) promptly notify Lender of all returns, recoveries, disputes and claims that involve more than $50,000.00.

5.04 Payment of Obligations; Taxes; Pensions. (a) Timely file all required tax returns and reports, (b) timely pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including foreign, federal, state and local taxes, assessments, deposits and contributions owed, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequately reserved against in accordance with GAAP, and deliver to Lender, on demand, appropriate certificates attesting to such payments, and (c) pay all amounts necessary to fund all Plans, Pension Plans, and all other present pension, profit sharing and deferred compensation plans in accordance with their terms.

5.05 Compliance with Laws; Sanctions; Anti-Corruption Laws.

(a) Comply with the requirements of all Applicable Law and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Maintain in effect policies and procedures designed to promote compliance by such Loan Party and such Subsidiary and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

5.06 Inspection Rights. Permit representatives and independent contractors of Lender to visit and inspect any properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, Lender shall not exercise such rights more often than two (2) times during any calendar year; provided further that when an Event of Default exists, Lender (or any of its respective representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Loan Parties and at any time during normal business hours and without advance notice. If any of the properties, books or records of Borrower or any Subsidiary are in the possession of a third party, Borrower and such Subsidiary shall authorize that third party to permit any Person designated by Lender in writing or any agents thereof to have reasonable access, accompanied by a representative of Borrower, to perform inspections or audits and to respond to Lender’s reasonable written request for information concerning such property, books and records to the same extent as if such information was held by Borrower or such Subsidiary.

5.07 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

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5.08 Insurance.

(a) Maintain with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, at the same or similar stage of development and at the same or similar location, and of such types and in such amounts as are customarily carried under similar circumstances by such Persons and reasonably satisfactory to Lender, and, at Lender’s request, deliver certified copies of insurance policies and evidence of all premium payments.

(b) Cause each provider of any such insurance required under this Section 5.08 to (1) agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender 30 days’ prior written notice before any such policy or policies shall be materially altered or canceled (or ten (10) days’ notice in the case of cancellation due to non-payment of premium) and (2) provide (A) endorsements to (A) all “All Risk” policies naming Lender as loss payee and (B) all general liability and other liability policies naming Lender as additional insured; provided that if any Loan Party fails to obtain insurance as required under this Section 5.08 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such certificates of insurance policies required in this Section 5.08, and take any action under the policies Lender deems prudent; provided further that if Lender purchases insurance, the Loan Parties shall be responsible for the costs of that insurance, including interest and any other charges Lender may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance, and the Loan Parties acknowledge and agree that (x) the cost of the insurance shall be added to the Obligations and (y) the costs of the insurance may be more than the cost of insurance the Loan Parties may be able to obtain on its own.

(c) Ensure that proceeds payable under any property policy shall (i) so long as no Event of Default has occurred and is continuing, at Borrower’s option, be applied toward the replacement or repair of destroyed or damaged property used or useful in Borrower’s business so long as (x) such application is done in 90 days of the receipt of such proceeds and (y) any such replaced or repaired property (1) shall be of equal or like value as the replaced or repaired asset and (2) shall be deemed Collateral in which Lender has been granted a first priority security interest, or (ii) if (x) an Event of Default is continuing at the time Borrower or any of its Subsidiaries receive such proceeds or (y) such proceeds are not applied in the time frame required by the foregoing clause (i), at the option of Lender, be payable to Lender on account of the Obligations (and shall be applied by Borrower to the Obligations within the three (3) Business Days of the receipt thereof (or after the time period in clause (i) expires to the extent such proceeds have not be applied pursuant to the requirements of such clause)).

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5.09 Registration and Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) use commercially reasonable efforts to detect and monitor for infringements of the Intellectual Property, and when discovering such infringement and if such infringed Intellectual Property is of material economic value, promptly (and in any event within 10 days of such occurrence) notify Lender after it learns thereof and, to the extent, in its reasonable judgment, Borrower determines it appropriate under the circumstances, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution; (iii) not allow any Intellectual Property material to Loan Party’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent, (iv) not knowingly use any material Intellectual Property to infringe the intellectual property rights of any other Person, and (v) take all commercially reasonable and necessary steps to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of all material Intellectual Property owned by it, unless Borrower has determined in its reasonable business judgment that such Intellectual Property owned by a Loan Party is not materially useful in its business.

(b) Notify Lender within 10 days if it knows (i) that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public (other than with respect to any Intellectual Property reasonably determined by a Loan Party to be no longer useful or material in its business), or (ii) of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding, a Loan Party’s ownership of, or the validity of, any material Intellectual Property or a Loan Party’s right to register the same or to own and maintain the same (other than non-final office actions issued in the ordinary course of prosecution of any pending applications for patents or applications for registration of other Intellectual Property).

(c) Register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable material Intellectual Property rights now owned or hereafter developed or acquired by any Loan Party or any Subsidiary, to the extent that such Loan Party, in its reasonable business judgment, deems it appropriate to so protect such Intellectual Property rights.

(d) Promptly give Lender written notice (and in any event within 10 days thereof) of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office and United States Copyright Office, including the date of such filing and the registration or application numbers, if any.

(e) Give Lender prompt written notice (and in any event within 10 days thereof) of the filing of any applications or registrations with the United States Copyright Office, including the title of such Intellectual Property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.

5.10 Environmental Matters. (a) Comply with all Environmental Laws in all material respects, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of Borrower or any of its Subsidiaries in all material respects, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of Borrower or any of its Subsidiaries.

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5.11 Formation or Acquisition of Subsidiaries; Dormant Subsidiaries. If any Loan Party forms any Subsidiary or acquires any Subsidiary after the Closing Date, or if any Dormant Subsidiary acquires any property or commences any operations, then Borrower will promptly (and in any event, within 5 days) notify Lender of such creation or acquisition and, concurrent with such notice, will cause such new Subsidiary or such Dormant Subsidiary, as the case may be, to provide to Lender: (a) a joinder to this Loan Agreement to cause such Subsidiary to become a Guarantor hereunder substantially in the form attached hereto as Exhibit C, together with such appropriate financing statements, stock certificates and powers, and/or control agreements, all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary and pledging all of the direct or beneficial ownership interest in such new Subsidiary), and (b) all other documentation in form and substance reasonably satisfactory to Lender, including one or more opinions of counsel satisfactory to Lender and substantially similar to the form of opinion referenced in Section 3.01(a)(vi), which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.

5.12 Use of Proceeds. Use the proceeds of the Loans to pay off the Existing Line of Credit and for working and growth capital purposes, and in any event, not in contravention of any Applicable Law or of this Loan Agreement or any other Loan Document.

5.13 Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to effect the purposes of this Agreement and the other Loan Documents. Deliver to Lender, within 5 days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Applicable Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of any Loan Party.

5.14 Cash Management Products. At all times on or after the date that is 90 days after the Closing Date, except for Deposit Accounts at other financial institutions with balances that at no time exceed $200,000.00 in the aggregate for all Loan Parties (provided that nothing in this Section 5.14 shall limit the Loan Parties’ obligations under Section 11.03(e), including without limitation the obligation to obtain an applicable Control Agreement as to any such Deposit Account in accordance therewith), Borrower shall have established and arranged for all the Loan Parties’ and their Subsidiaries’ Bank Services to be managed and maintained with Lender and its Affiliates, including all of their respective Cash Management Products, Deposit Accounts, Securities Accounts and Commodity Accounts.

Section 6 Negative Covenants.

Each Loan Party, for itself and its Subsidiaries, hereby covenants and agrees that until Payment in Full, such Loan Party will not, and will not permit any of its Subsidiaries to, do any of the following:

6.01 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness. Borrower may request to increase the $100,000.00 limit in subpart (d) of the definition of Permitted Indebtedness up to $1,000,000.00 (which, for clarity, would be a $900,000.00 increase), and Lender shall not unreasonably withhold its consent to such increase, provided that:

(a) such request shall be in writing and shall include reasonably detailed information on the Equipment to be financed and the repayment terms of, and any Liens securing such Indebtedness increase;

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(b) such request shall be accompanied by a written certification to Lender from a Responsible Officer of Borrower and calculations in form and substance reasonably satisfactory to Lender stating and demonstrating that, after giving effect to the incurrence of all such Indebtedness and the repayment thereof in accordance with its terms, Borrower

(i) would have been in compliance with the Leverage Ratio covenant in Section 6.15(c) as of the last day of the immediately preceding fiscal quarter, assuming such Indebtedness were incurred as of the day immediately prior to the end of such quarter; and

(ii) on a pro forma basis, will be in compliance with the Leverage Ratio covenant in Section 6.15(c) until payment in full of such Indebtedness; and

(c) no Default then exists or would otherwise be caused by the incurrence of such Indebtedness or the granting of the Lien securing such Indebtedness.

6.02 Encumbrances. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, except for Permitted Liens, or (b) permit any Collateral not to be subject to the security interest granted herein and under the other Loan Documents (other than Permitted Prior Liens).

6.03 Dispositions. Dispose all or any part of its assets, business or property, in one or a series of transactions or otherwise, or enter into any agreement to make any such Disposition, except for Dispositions (a) of Inventory in the ordinary course of business, (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of such Loan Party, no longer economically practicable to maintain or useful in the ordinary course of business of such Loan Party or any of its Subsidiaries, (c) of obsolete Inventory that is, in the reasonable judgment of such Loan Party, no longer economically practicable to maintain or useful in the ordinary course of business of such Loan Party or any of its Subsidiaries, provided that if such disposition causes an Overadvance to exist, Borrower shall immediately upon such disposition pay down the Revolving Loans in an amount that equals or exceeds the Overadvance, (d) consisting of Permitted Liens and Permitted Investments, (e) of money or Cash Equivalents in the ordinary course of its business, (f) of Accounts to Lender under the BM Facilities, or (g) of non-exclusive licenses or sublicenses for the use of the property of such Loan Party or its Subsidiaries in the ordinary course of business.

6.04 Changes in Business, Fiscal Year, Management, Control, or Business Locations.

(a) (i) Engage in any business other than the businesses currently engaged in on the Closing Date by Loan Party or reasonably related thereto, or (ii) change the date on which its fiscal year ends, or (iii) fail to provide notice to Lender of any Key Person departing from or ceasing to be employed by a Loan Party within three (3) Business Days after such Key Person’s departure from such Loan Party.

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(b) Without at three (3) Business Days prior written notice to Lender, (i) relocate its chief executive office, (ii) change its jurisdiction of organization, (iii) change its organizational structure or type, (iv) change its legal name, (v) change any organizational number (if any) assigned by its jurisdiction of organization, or (vi) permit any of the Inventory or Equipment to be kept at a location other than those listed in the Perfection Certificate; provided that (I) up to $100,000.00 (in the aggregate for all Loan Parties) in fair market value of Inventory and Equipment may be kept at other locations not listed on the Perfection Certificate, (II) Inventory or Equipment may be in the temporary possession of an employee in the ordinary course of business, or (III) this restriction shall not apply to Inventory or Equipment that is in transit or out for repair or restoration.

6.05 Fundamental Changes; Acquisitions. (a) Dissolve, liquidate, merge or consolidate (or enter into any agreement to do any of the same) with or into any other Person (except for dissolutions, liquidations, mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower; provided that (x) if Borrower is involved in such dissolution, liquidation, merger or consolidation, Borrower shall be the surviving entity and (y) subject to the foregoing clause (x), if any such Subsidiary involved in such dissolution, liquidation, merger or consolidation is a Loan Party, a Loan Party shall be the surviving entity), or (b) acquire, or permit any of its Subsidiaries to acquire (or enter into any agreement to do any of the same), all or substantially all of the Equity Interests or property of another Person (except for Investments of a Subsidiary into another Subsidiary or Borrower, in each case, to the extent such Investment is permitted under Section 6.07).

6.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except for Restricted Payments (a) by any Subsidiary of Borrower to Borrower, or (b) in the form of dividends by Borrower (i) while no Default or Event of Default exists, (ii) that will not otherwise cause a Default or Event of Default, and (iii) made more than one year after the end of the fiscal quarter in which the most recent Default or Event of Default occurred or existed, regardless of whether such Default or Event of Default is existing at the time of such dividend.

6.07 Investments. Directly or indirectly make any Investment (including by the formation of any Subsidiary) in or to any Person other than Permitted Investments.

6.08 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate of any Loan Party, except for (a) transactions that are in the ordinary course of Loan Party’s business, upon fair and reasonable terms that are no less favorable to Loan Party than would be obtained in an arm’s length transaction with a non-Affiliate of the Loan Parties, (b) transactions among Loan Parties, (c)(x) payment of reasonable and customary compensation and severance arrangements and benefit plans for directors, officers and employees of the Loan Parties and their respective Subsidiaries, (y) customary fees to non-officer directors (that are not Affiliates of the Loan Parties) of the Loan Parties and (z) customary indemnification of officers and directors of the Loan Parties, in each case of the foregoing, approved by Borrower’s board of directors, (d) transactions permitted under Section 6.05, (e) Restricted Payments permitted under Section 6.06, and (f) the Tronco Loan.

6.09 Payments on Account of Indebtedness. Prepay any Indebtedness or take any actions which impose on such Loan Party or Subsidiary an obligation to prepay any Indebtedness, except Indebtedness to Lender.

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6.10 Investment Company Act; Margin Regulation; Compliance. (a) Become an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company”, under the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, extending credit to purchase or carry Margin Stock, or use the proceeds of any Loan for that purpose, (b) fail to comply with the Federal Fair Labor Standards Act or violate any other Applicable Law, in each case, if the violation would reasonably be expected to have a Material Adverse Effect or (c) withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any Plans, Pension Plans, and any other present pension, profit sharing and deferred compensation plan, in each case, which would reasonably be expected to result in any material liability to any Loan Party.

6.11 ERISA. Permit the occurrence of an ERISA Event.

6.12 Restrictive Agreements. Enter into or permit to exist any agreement, document, instrument or other arrangement or contractual obligation that (a) limits or prohibits (or has the effect of limiting or prohibiting) the ability of any Subsidiary (i) to pay any dividends or make any distribution or payment to, or redeem, retire or purchase (or make any other Restricted Payment on account of) any Equity Interests of, any Loan Party, (ii) to guarantee or make payments on behalf of any Indebtedness of any Loan Party, (iii) to make loans, advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments to any Loan Party; or (iv) to transfer any of its property or assets to any Loan Party, or (b) limits or prohibits (or has the effect of limiting or prohibiting) any Loan Party from creating, incurring, assuming or allowing any Lien with respect to any of such Loan Party’s or Subsidiary’s property (other than arrangements of the type set forth in clause (d) of the definition of Permitted Indebtedness); provided that the foregoing shall not apply to (1) any restrictions created by this Agreement and the other Loan Documents, (2) restrictions and conditions imposed by Applicable Law, (3) restrictions and conditions existing on the Closing Date and shown on the Perfection Certificate delivered on the Closing Date and (4) customary restrictions and conditions contained in agreements relating to a disposition of assets or acquisition of property permitted by this Agreement (and any restrictions on any cash earnest money deposits in connection therewith).

6.13 Sanctions; Anti-Corruption. Use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (b) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as an agent, issuing bank, lender, underwriter, advisor, investor, or otherwise of such person).

6.14 Change in Organizational Documents. Except as permitted under Section 6.05, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, change or amend any of its organizational documents in a manner adverse to Lender.

6.15 Financial Covenants.

(a) Current Ratio. Permit the Current Ratio, determined as of the last day of any fiscal quarter, starting with the fiscal quarter ending December 31, 2023, to be less than 1.15 to 1.00.

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(b) Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio, determined as of the last day of any fiscal quarter starting with the fiscal quarter ending December 31, 2023, based on the twelve-month period ending on such day, to be less than 1.50 to 1.00.

(c) Leverage Ratio. Permit the Leverage Ratio, determined as of the last day of any fiscal quarter starting with the fiscal quarter ending December 31, 2023, based on the twelve-month period ending on such day, to be greater than 3.50 to 1.00.

Section 7 Events of Default.

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.01 Payment Default. If any Loan Party fails to (a) make any payment of principal or interest on any Loan when due, or (b) pay any other Obligations (other than those set forth in the foregoing clause (a)) within three (3) Business Days after such Obligations are due and payable.

7.02 Covenant Default.

(a) Any Loan Party fails or neglects to perform any obligation in Sections 5.01 (other than clause (j) thereof), 5.04, 5.05, 5.06, 5.08, 5.11, 5.12, and 5.13, or violates any covenant in Section 6.

(b) Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document, and as to any default (other than those specified in Section 7.01 or Section 7.02(a) above) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within 15 days after the occurrence thereof; provided, that if the default cannot by its nature be cured within the 15 day period or cannot after diligent attempts by Loan Party be cured within such 15 day period, and such default is likely to be cured within a reasonable time, then Loan Party shall have an additional period (which shall not in any case exceed an additional 15) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Loans shall be made during such cure period).

7.03 Attachment. (a) Any material portion of any Loan Party’s or any of its Subsidiary’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, (b) any Loan Party or Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such enjoinment, restraint, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or (c)(x) a judgment or other claim becomes a Lien or other encumbrance upon any material portion of any Loan Party’s or its Subsidiaries’ assets, or (y) a notice of Lien, levy, or assessment is filed of record with respect to any material portion of any Loan Party’s or its Subsidiaries’ assets by the United States government, or any Governmental Authority, and, in each case of this clause (c), the same is not paid within 10 days after such Loan Party or the applicable Subsidiary receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Loan Party (provided, however, that no Loans will be made during such cure period).

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7.04 Insolvency. (a) Any Loan Party or any of its Subsidiaries becomes insolvent or is unable to pay (or admit in writing its inability or unwillingness generally to pay) its debts (including trade debts) as they become due, (b) any Loan Party or any of its Subsidiaries (i) commences an Insolvency Proceeding, (ii) consents to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (c) of this Section 7.04, (iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any such Loan Party or any of its Subsidiaries or for a material part of its assets, (iv) files an answer admitting the allegations of a petition filed against it in any such proceeding, or (v) takes any action for the purpose of effecting any of the foregoing, or (c)(i) an Insolvency Proceeding is begun against any Loan Party or any of its Subsidiaries or (ii) a receiver, trustee, custodian, sequestrator, conservator or similar official is appointed for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case in this clause (c), such proceeding or petition shall continue undismissed for a period of thirty (30) or more days or an order or decree approving or ordering any of the foregoing shall be entered is not dismissed or stayed within thirty (30) days (provided that no Loans shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding clause (c) is dismissed).

7.05 BM Facilities. There is a default or other failure to perform by any Loan Party under the provisions of any agreement relating to or governing either of the BM Facilities.

7.06 Other Agreements. There is a default or other failure to perform in any agreement (other than the Loan Documents) (whether relating to the failure to make a payment when due or the failure to observe any other agreement or condition) to which a Loan Party or any of its Subsidiaries is a party with a third party or parties and (a) such default or failure results in a right by the third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness of Loan Party or its Subsidiaries in an amount individually or in the aggregate of at least $250,000.00; or (b) such default or failure could reasonably be expected to result in a Material Adverse Effect.

7.07 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $250,000.00 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage) shall be rendered against any Loan Party or any of its Subsidiaries by any Governmental Authority, and the same are not, within 10 days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Loans will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree).

7.08 Misrepresentations. Any Loan Party or any Person acting for any Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter into (or in connection with) this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect).

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7.09 Loan Documents. Any Loan Document, or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or Payment in Full of the Obligations, ceases to be in full force and effect; or any Loan Party or any other Affiliate of a Loan Party contests in writing the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document.

7.10 Change in Control. The occurrence of a Change in Control.

7.11 ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect.

7.12 Guaranty. (a) Any Guarantee of any Obligations terminates or ceases for any reason to be in full force and effect except in accordance with the terms thereof or as permitted in writing by Lender or (b) any Guarantor does not perform any obligation or covenant under any Guarantee of the Obligations (subject to any applicable grace periods with respect thereto).

7.13 Lease Defaults. Any default by any Loan Party under the lease for any U.S. location where any Loan Party maintains property.

7.14 Failure of Security. Except as expressly sets forth under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease or terminate except as a result of a transaction expressly permitted hereunder or solely as a result of acts or omissions of Lender.

Section 8 Lender’s Rights and Remedies.

8.01 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, without notice or demand, do any or all of the following, in addition to and not in limitation of any other rights or remedies available to Lender at law or in equity:

(a) declare all Obligations immediately due and payable and terminate any and all commitments of Lender under the Loan Documents (provided that upon the occurrence of an Event of Default described in Section 7.04, all Obligations will automatically and immediately become due and payable and all commitments of Lender under the Loan Documents will automatically and immediately terminate, in each case, without any action or notice by Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(c) set off and apply to the Obligations any and all (i) balances and deposits of any Loan Party it holds, or (ii) any amount held by Lender owing to or for the credit or the account of any Loan Party;

(d) demand and receive possession of the Loan Parties’ books and records including ledgers, federal and state tax returns, records regarding the Loan Parties’ assets or liabilities, business operations or financial condition, and all computer programs or storage or any Equipment containing such information;

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(e) settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Lender reasonably considers advisable;

(f) credit bid and purchase at any public sale;

(g) apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of the Loan Parties and their Subsidiaries or any other Person liable for any of the Obligations;

(h) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral, and in connection therewith: (i) the Loan Parties will assemble the Collateral if Lender requests and make it available as Lender designates, (ii) Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred and (iii) each Loan Party grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(i) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral, and, in furtherance of its rights hereunder, Lender (and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise) is hereby granted a non-exclusive, royalty-free license or other right to use, without charge and without consent of any other Person, each Loan Party’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any other Intellectual Property or similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, each Loan Party’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(j) sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Loan Party’s premises) as Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Lender deems appropriate, and in connection therewith: (i) Lender may sell the Collateral without giving any warranties as to the Collateral, (ii) Lender may specifically disclaim any warranties of title or the like, (iii) the Loan Parties acknowledge and agree that this procedure will not be deemed or considered to adversely affect the commercial reasonableness of any sale of the Collateral, (iv) if Lender sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender, and applied to the indebtedness of the purchaser, (v) Such sales may be adjourned and continued from time to time with or without notice (except for any notice required by Applicable Law), (vi) Lender shall have the right to conduct such sales on any Lender’s premises or elsewhere and shall have the right to use any Lender’s premises without charge for such time or times as Lender deems necessary, and (vii) if the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrower will be credited with the proceeds of the sale;

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(k) place a “hold” on any account maintained with Lender; and

(l) exercise all other rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC (including a Disposition of the Collateral pursuant to the terms thereof).

Lender shall apply the net proceeds of any action taken by it pursuant to this Section 8.01 after deducting all reasonable and invoiced out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Lender hereunder, including reasonable attorneys’ fees and disbursements, to the payment of the Obligations in accordance with Section 8.05. To the extent permitted by Applicable Law, each Loan Party waives all claims, damages, and demands it may acquire against Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other Disposition of Collateral shall be required by Applicable Law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other Disposition.

8.02 Power of Attorney. Each Loan Party hereby constitutes and appoints Lender as such Loan Party’s attorney-in-fact with full authority in the place and stead of such Loan Party and in the name of such Loan Party, Lender or otherwise, from time to time in Lender’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including: (a) endorse such Loan Party’s name on any checks or other forms of payment or security; (b) make, settle, and adjust all claims under such Loan Party’s insurance policies; (c) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (d) transfer the Collateral into the name of Lender or a third party as the UCC permits; (e) exercise voting rights with respect to Equity Interests, which rights may be exercised, if Lender so elects, with a view to causing the liquidation of assets of the issuer of any such Equity Interests; and (f) generally to take any act required of such Loan Party under Section 5 and any other applicable provision of this Agreement, and to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender’s option and Loan Parties’ expense, at any time or from time to time, all acts and things that Lender deems necessary to protect, preserve or realize upon the Collateral. Each Loan Party hereby appoints Lender as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until the Payment in Full. Each of Lender’s foregoing appointment as such Loan Party’s attorney in fact, and all of Lender’s rights and powers, are coupled with an interest and are irrevocable until the Payment in Full.

8.03 Protective Payments. If any Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 5.08 of this Agreement, and take any action with respect to such policies as Lender deems reasonable and prudent in accordance with this Section 8.03. Any amounts so paid or deposited by Lender shall constitute Lender Expenses, shall constitute part of the Obligations, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided for the Revolving Loans, and, for the avoidance of doubt, shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

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8.04 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, except to the extent any such Account is subject to either of the BM Facilities: (a) Lender may notify any Person owing funds to any Loan Party of Lender’s security interest in such funds and verify the amount of such Account, (b) each Loan Party shall collect all amounts owing to such Loan Party for Lender, receive in trust all payments as Lender’s trustee, and immediately deliver such payments to Lender in their original form as received from the Account debtor, with proper endorsements for deposit, (c) at Lender’s reasonable written request, each Loan Party shall deliver to Lender all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts or, to the extent originals are not available, copies of such documents, and (d) upon Lender’s written request and at the expense of the relevant Loan Party, such Loan Party shall cause independent public accountants or others reasonably satisfactory to Lender to furnish to Lender reports showing reconciliations, agings and test verifications of, and trial balances for, the Accounts.

8.05 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Lender shall have the sole and exclusive right to apply in any order any funds in its possession, whether from a Loan Party’s account balances, payments, proceeds realized as the result of any collection of Accounts or other Disposition of the Collateral, or otherwise, to the Obligations (and each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of any Loan Party). Lender shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor. Each Loan Party waives, to the extent permitted by Applicable Law, and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the UCC.

8.06 Lender’s Liability for Collateral. Lender has no obligation to clean up or otherwise prepare the Collateral for sale. Beyond the safe custody thereof and the accounting of moneys, Lender shall have no duty with respect to any Collateral in its possession (or in the possession of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto other than as may be required by Applicable Law. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Lender accords its own property. Lender shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouse, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Loan Parties or selected by Lender in good faith. In furtherance therefor, Borrower acknowledges and agrees that all risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

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8.07 No Obligation to Pursue Others. Lender has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Lender may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lender’s rights against the Loan Parties. Each Loan Party waives any right it may have (including with respect to the Guaranty) to require Lender to pursue any other Person for any of the Obligations or otherwise to enforce its payment against any collateral securing all or any part of the Obligations.

8.08 Demand Waiver. Except as required by Applicable Law, each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

Section 9 General Provisions.

9.01 Notices. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (a) actual receipt by the relevant party hereto and (b) (i) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (ii) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; and (iii) if delivered by electronic mail, when delivered, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Lender or any Loan Party may change its mailing or email address by giving the other parties written notice thereof in accordance with the terms of this Section 9.01.

If to Borrower	Superior Drilling Products, Inc.
or any Loan Party:	1583 S. 1700 East
Vernal, UT 84078
Attn: Chris Cashion, Chief Financial Officer
Email: chrisc@teamsdp.com

with a copy to:	Ewing & Jones
6363 Woodway, Suite 1000
Houston, TX 77057
Attn: Randolph Ewing
Email: rewing@ewingjones.com

If to Lender:	Vast Bank, National Association
110 North Elgin, Suite 500
Tulsa, OK 74120
Attn: Rex Berg, Vice President Commercial Lending
Email: rex.berg@vast.bank

with a copy to:	GableGotwals
100 North Elgin, Suite 200
Tulsa, OK 74120
Attn: Jeffrey D. Hassell, Esq.
Email: jhassell@gablelaw.com

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9.02 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided that neither this Agreement nor any rights hereunder may be assigned by any Loan Party without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion (and any attempted assignment or transfer by any Loan Party without Lender Consent shall be null and void). Lender shall have the right without the consent of or notice to any Loan Party to sell, transfer, negotiate, pledge, assign, grant a security interest in or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits under this Agreement and the other Loan Documents.

9.03 Indemnification. Loan Parties shall, jointly and severally, indemnify Lender, any Affiliates of Lender, and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors, and legal counsel, of Lender and Lender’s Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Lender Expense and the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party or Subsidiary thereof) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto (collectively, “Claims”), in each case, except to the extent of Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct as determined by a final and non-appealable decision of a court of competent jurisdiction.

9.04 Amendments; Waivers; Integration; Remedies Cumulative.

(a) No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

(b) Notwithstanding Section 9.04(a), Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

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(c) Lender’s failure or delay, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. Lender’s rights and remedies under this Agreement, the Loan Documents and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on any Loan Party’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Loan Party expressly agrees that this Section 9.04(c) may not be waived or modified by Lender by course of performance, conduct, estoppel or otherwise.

9.05 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

9.06 Severability of Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

9.08 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Loans hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default at the time of any such Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as all the commitments have not expired or been terminated. The provisions of Sections 2.06, 9.03, 9.09, and 9.14 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the commitments of Lender, or the termination of this Agreement or any provision hereof.

9.09 Costs and Expenses. The Loan Parties shall, jointly and severally, pay (a) all reasonable out-of-pocket Lender Expenses and any other expenses incurred by Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (b) all out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender), in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. All amounts due under this Section shall be payable not later than 10 days after demand therefor (or upon any Event of Default, on demand).

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9.10 Electronic Execution of Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.11 Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Lender or any Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender under this Section 9.11 are in addition to other rights and remedies (including other rights of setoff) which Lender may have.

9.12 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

9.13 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

9.14 Choice of Law, Venue, Service of Process, and Jury Trial Waiver.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) arising out of or relating thereto (except, as to any Loan Document, as expressly set forth therein) and the transactions contemplated by such documents shall be governed by, and construed in accordance with, the law of the State of Oklahoma, without regard to conflicts of law principles.

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(b) Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Lender or any Affiliate of Lender or other related party thereof in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Oklahoma sitting in Tulsa County, and of the United States District Court for the Northern District of Oklahoma, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Oklahoma State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue; Service of Process. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by any Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by any Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto further irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by any Applicable Law.

(d) JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15 PATRIOT Act; Compliance with Sanctions. Lender hereby notifies Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the PATRIOT Act.

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9.16 Waiver of Consequential Damages, Etc. To the fullest extent permitted by any Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against Lender and any Affiliate and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors, and legal counsel, of Lender and Lender’s Affiliates (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by Lender or other Person holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

9.18 Payment Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.19 Construction; Headings; Knowledge.

(a) Construction. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

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(b) Headings. The headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

(c) Knowledge. For purposes of the Loan Documents, whenever a representation or warranty is made to a Loan Party’s knowledge or awareness or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

Section 10 Guaranty.

10.01 Guaranty. Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to Lender the due and prompt payment (whether at stated maturity, upon acceleration or otherwise and at all times thereafter), performance and discharge of all Obligations. Each Guarantor further agrees that the Obligations may be increased, amended, extended, renewed or otherwise modified in whole or in part without notice to or consent from such Guarantor, and that such actions will not affect the liability of such Guarantor under this Guaranty. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of Lender that extended any portion of the Obligations. Each Guarantor hereby agrees that it is jointly and severally liable for this Guaranty. This guaranty of the Obligations includes in all cases all such Obligations which arise after the filing of a bankruptcy petition with respect to any Loan Party and all such Obligations which would become due but for the operation of (i) the automatic stay under Section 362(a) of the United States Bankruptcy Code, (ii) Section 502(b) of the United States Bankruptcy Code, or (iii) Section 506(b) of the United States Bankruptcy Code, including interest accruing under the Loan Documents after the filing of a bankruptcy petition, whether or not allowed or allowable as a claim in the Insolvency Proceeding. This Guaranty is a guaranty of prompt and punctual payment of the Obligations, whether at stated maturity, by acceleration or otherwise, and is not merely a guaranty of collection.

10.02 Limitation of Liability. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Guaranty will not constitute a fraudulent transfer or conveyance and not be subject to avoidance under any applicable Debtor Relief Law or any state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law.

10.03 Term; Reinstatement.

(a) This Guaranty is a continuing guaranty and shall terminate only upon Payment in Full. If, notwithstanding the foregoing, any Guarantor shall have any nonwaivable right under applicable law or otherwise to terminate or revoke this Guaranty, such Guarantor agrees that such termination or revocation shall not be effective until Lender receives written notice of such termination or revocation. Such notice shall not affect Lender’s right and power to enforce rights arising prior to receipt thereof. If Lender makes Loans or takes any other action after such Guarantor’s termination or revocation but prior to receipt of the requisite notice, Lender’s rights with respect thereto shall be the same as if such termination or revocation had not occurred.

(b) Each Guarantor’s liability hereunder shall be reinstated and revived, and Lender’s rights shall continue, if at any time all or part of any payment of any Obligation is rescinded or must otherwise be returned by Lender or any other Person upon the bankruptcy, insolvency or reorganization of Borrower or any other Guarantor or for any other reason, all as though such payment had not been made and this Guaranty shall be reinstated if the Agreement had expired or terminated and all of the Obligations had been satisfied prior to the restoration or return of the payment.

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10.04 Guaranty Absolute and Unconditional; Waiver of Defenses. The liability of each Guarantor under this Guaranty is irrevocable, continuing, unconditional and absolute and the obligations of each Guarantor under this Guaranty will not be reduced, limited, impaired, discharged, subject to setoff, counterclaim, recoupment, or termination, or otherwise affected for any reason (other than Payment in Full), and each Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) based on or arising out of any defense of any Loan Party or the unenforceability of all or any part of the Obligations or any Loan Document or any related agreement or instrument from any cause, or the cessation from any cause of the liability of any Loan Party or any other Person liable for the Obligations, other than Payment in Full. Without limiting the foregoing, the obligations of any Loan Party hereunder are not discharged or impaired or otherwise affected by, without limitation: (a) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, change in terms or compromise of any of the Obligations or any other obligation of any Loan Party under any Loan Document, by operation of law or otherwise; (b) any rescission, waiver, amendment or other modification of any Loan Document or any other agreement, including any increase in the Obligations; (c) any change in the corporate existence, structure or ownership of any Loan Party or any of its Subsidiaries; (d) any Insolvency Proceeding affecting any Person, or their assets or any resulting release or discharge of any obligation of any Person; (e) the existence of any claim, setoff or other rights which any Loan Party may have at any time against any Lender or any other Person, whether in connection herewith or in any unrelated transactions; (f) any sale, disposition, application of proceeds, taking, exchange, substitution, release, impairment, or non-perfection of any collateral, or any taking, release, impairment, amendment, waiver, or other modification of any guaranty, for the Obligations; (g) any default in the performance of the Obligations; (h) any failure of Lender or Lender’s Affiliates to disclose to any Loan Party any information relating to the business, condition, operations, performance, properties, or prospects of any other Loan Party now or hereafter known to such Person; (i) the release or reduction of liability of any Loan Party, or other guarantor or surety, with respect to the Obligations; (j) the failure of Lender to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise; or (k) any other circumstance (including any statute of limitations) or manner of administering the Loans or any existence of or reliance on any representation by Lender that might vary the risk of any Loan Party or otherwise operate as a defense available to, or a legal or equitable discharge of, any Loan Party or any other guarantor or surety (other than Payment in Full). Each Loan Party agrees that the payment of all sums payable under the Loan Documents or any part thereof or other act which tolls any statute of limitations applicable to the Loan Documents shall similarly operate to toll the statute of limitations applicable to such Loan Party’s liability under this Guaranty.

10.05 Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives (i) any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all presently existing and future Obligations, (ii) promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor, and any other notice with respect to any of the Obligations and this Guaranty, and any requirement that Lender protect, secure, perfect, or insure any Lien or any property subject thereto and (iii) any defense based on any right of set-off or recoupment or counterclaim against or in respect of the obligations of such Guarantor under this Guaranty.

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(b) Each Guarantor acknowledges that it has received adequate consideration for entering into this Guaranty and that all waivers and acknowledgments under this Section 10 by such Guarantor are knowingly made and that Lender would not enter into the Agreement but for this Guaranty.

(c) Each Guarantor (i) acknowledges and agrees that Lender will not have any duty to advise of or otherwise disclose any information known to it regarding Borrower’s financial condition or assets or of all other circumstances bearing upon the risk of nonpayment of the Obligations or the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty and (ii) assumes all responsibility for being and keeping itself informed of such circumstances and risks.

(d) Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.

(e) Each Guarantor acknowledges that Lender may, at its election and without notice to or demand upon such Guarantor, foreclose on any Collateral or other collateral held by it by one or more judicial or non-judicial sales, accept an assignment of any such Collateral or other collateral in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with Borrower or any other Loan Party or guarantor, or exercise any other right or remedy available to it against Borrower or any other Loan Party or guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except on the occurrence of Payment in Full. Each Guarantor hereby waives any defense arising out of such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of subrogation, reimbursement, exoneration, contribution, or indemnification, or other right or remedy of such Guarantor against Borrower or any other Loan Party or guarantor or any Collateral or any other collateral.

10.06 Agreement to Pay; Subrogation; Etc. Without limiting any other right that Lender has at law or in equity against any Loan Party, if any Loan Party fails to pay any Obligation when and as due, whether at maturity, by acceleration, after notice of prepayment, or otherwise, each other Loan Party agrees to promptly pay the amount of such unpaid Obligations to Lender in cash. Each Loan Party hereby waives and no Loan Party shall exercise any rights which it may acquire by reason of any payment made under this Guaranty, whether by way of subrogation, reimbursement or otherwise, in each case, until the prior Payment in Full. Any amount paid to any Loan Party on account of any payment made under this Guaranty prior to Payment in Full shall be held in trust for the benefit of Lender and promptly turned over to Lender. So long as any Obligations remain outstanding, each Loan Party will not take any action or commence any proceeding against any Loan Party, whether in connection with an Insolvency Proceeding or otherwise, to recover any amounts in respect of payments made to Lender under this Guaranty.

10.07 Taxes. For the avoidance of doubt, each Guarantor agrees to observe and perform each of the terms and conditions set forth in Section 2.06 as such Section relates to such Guarantor in connection with any payments or performance under this Guaranty.

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10.08 Additional Guarantors. Each Person that is required to become a Guarantor pursuant to Section 5.11 will become a Guarantor, with the same force and effect as if they were originally named as a Guarantor herein, for all purposes of this Agreement upon the execution and delivery by such Person of a Joinder in the form attached hereto as Exhibit C. Each reference to “Guarantor” or “Loan Party” (or any words of like import referring to a Guarantor) in this Agreement or any other Loan Document shall also mean such additional Guarantor; and each reference in this Agreement or any other Loan Document to this “Guaranty” or “Agreement” (or words of like import referring to this Agreement) shall mean this Agreement as supplemented by such joinder. No consent of any other Loan Party will be required for the execution and delivery of any such joinder. The rights and obligations of each Loan Party will remain in full force and effect notwithstanding the addition of any Guarantor as a party to this Agreement.

10.09 Cumulative Liability. The liability of each Loan Party as a Guarantor under this Section 10 is in addition to and shall be cumulative with all liabilities of such Loan Party to Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 11 Security Interest.

11.01 Grant of Security Interest.

(a) To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, each Loan Party hereby unconditionally grants, pledges and assigns to Lender a continuing security interest in, and a right to set off against, any and all right, title and interest of such Loan Party in and to all personal and real property of every kind, including, without limitation, all of the following, whether now owned or existing or hereafter owned, acquired, existing or arising and wherever located (collectively, the “Collateral”):

(i) all personal and fixture property of every kind and nature (whether or not subject to the UCC) including without limitation: all Goods, Inventory, Equipment, Instruments (including Promissory Notes), Documents (including, if applicable, electronic Documents), Accounts (including Health-Care-Insurance Receivables), Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), Deposit Accounts (and all assets on deposit therein), Commodity Accounts (and all assets on deposit therein), Securities Accounts (and all assets on deposit therein), Letter-Of-Credit Rights (whether or not the letter of credit is evidenced by a writing), Money (including all cash and currency and equivalents), Commercial Tort Claims (including those set forth on the Perfection Certificate), Securities and all other Investment Property, Supporting Obligations, Contracts and all Contract Rights (including any rights to the payment of Money), and General Intangibles (including all Payment Intangibles and including all Intellectual Property), but excluding any Accounts as to which Baker Hughes Company is the Account Debtor; and

(ii) all Accessions, Supporting Obligations, Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing, together with all books and records, customer lists, credit files, computer files, programs and other computer materials and records related thereto and the computers and Equipment containing said books, records, and materials.

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(b) Each Loan Party acknowledges that it or its Subsidiaries previously has entered, and/or may in the future enter, into Bank Services Agreements with Lender or Lender’s Affiliates. Regardless of the terms of any Bank Services Agreement, each Loan Party agrees that any amounts such Loan Party or any of its Subsidiaries owes Lender or Lender’s Affiliates thereunder will be deemed to be Obligations hereunder and that it is the intent of each Loan Party and its Subsidiaries and Lender to have all such Obligations secured by the security interest in the Collateral granted herein (subject only to Permitted Liens).

(c) If this Agreement is terminated, Lender’s Lien in the Collateral will continue until the Payment in Full. Upon the Payment in Full and at such time as Lender’s obligation to make Loans has terminated, Lender will, at the sole cost and expense of the Loan Parties, release its Liens in the Collateral and all rights therein will revert to the applicable Loan Parties. In such event, Lender will execute such documents as reasonably requested by Borrower to evidence the release of its liens in the Collateral.

11.02 Priority of Security Interest; Additional Collateral Representations.

(a) Valid Security Interest; Perfection. This Agreement creates a valid security interest in favor of Lender in the Collateral and, when properly perfected by filing UCC-1 financing statements in the appropriate offices against the Loan Parties, shall constitute a valid and perfected, first priority security interest in the Collateral (including all Uncertificated Securities and other uncertificated Equity Interests constituting Collateral), to the extent such security interest can be perfected by filing a UCC-1 financing statement under the UCC, free and clear of all Liens except for Permitted Prior Liens. The taking of possession by Lender of the Certificated Securities or other certificated Equity Interests evidencing the Pledged Interests and all other Instruments constituting Collateral will perfect and establish the first priority of Lender’s security interest in all the Pledged Interests evidenced by such Certificated Securities and other uncertificated Equity Interests and such Instruments. With respect to any Collateral consisting of a Deposit Account, Securities Entitlement or held in a Securities Account or Commodity Account (in each case, other than Excluded Accounts), upon execution and delivery by the applicable Loan Party, the applicable depository bank or Securities Intermediary and Lender of an applicable Control Agreement, Lender shall have a valid and perfected, first priority security interest in such Collateral. With respect to any Collateral consisting of Intellectual Property, upon execution and delivery by the applicable Loan Party of a notice of grant of security interest in Copyrights, Patents or Trademarks and the filing of such notice in the United States Patent and Trademark Office or in the United States Copyright Office, as applicable, in combination with the filing of UCC-1 financing statements in the appropriate offices referenced above, Lender shall have a valid and perfected, first priority security interest in such Collateral.

(b) Investment Property.

(i) The Pledged Interests pledged by each Loan Party hereunder constitute all the issued and outstanding Equity Interests owned by such Loan Party. No issuer of Pledged Interests that is a Subsidiary of Borrower has elected pursuant to the provisions of Section 8-103 of the UCC to provide that its Equity Interests are securities governed by Article 8 of the UCC unless such Equity Interests are certificated and immediately delivered to Lender in accordance with this Agreement. None of the Pledged Interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) is an investment company security, (iii) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.

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(ii) All of the Pledged Interests comprising Equity Interests have been duly and validly issued and are fully paid and, if applicable nonassessable.

(iii) Each of the Pledged Interests comprising Promissory Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(iv) The Perfection Certificate lists all Investment Property owned by each Loan Party as of the Closing Date. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except for Permitted Prior Liens (and other than Dispositions permitted under this Agreement or a Disposition that results in Payment in Full).

(c) Depositary and Other Accounts. All Deposit Accounts, Securities Accounts, Commodities Accounts and all other depositary and other accounts (other than Excluded Accounts) maintained by each Loan Party as of the Closing Date are described in the Perfection Certificate, which description includes for each such account the name of the Loan Party maintaining such account, the name, address, and telephone number of the financial institution (or other applicable institution) at which such account is maintained, the account number, the type of account and the account officer, if any, of such account.

(d) Accounts.

(i) No material amount payable to any Loan Party under or in connection with any Account is evidenced by any Instrument or Chattel Paper which has not been delivered to Lender.

(ii) The amounts represented by such Loan Party to Lender from time to time as owing to such Loan Party in respect of the Accounts (to the extent such representations are required by any of the Loan Documents) will at all such times be accurate in all material respects.

(e) Commercial Tort Claims. The only commercial tort claims for the benefit of any Loan Party existing and asserted on the Closing Date in excess of $50,000.00, are those listed in the Perfection Certificate, which sets forth such information separately for each Loan Party.

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11.03 Priority of Security Interest.

(a) Authorization for Filing of Financing Statements. Each Loan Party authorizes (including pursuant to Section 9-402 of the UCC and any other Applicable Law) Lender to file at any time financing statements, continuation statements, and amendments thereto and other filing or recording documents or instruments (such statements, documents or instruments, “Financing Statements”) with respect to the Collateral without the signature of such Loan Party in such form and in such offices as Lender determines appropriate to perfect the security interests of Lender under this Agreement. Such Financing Statements may, at the option of Lender: (i) specifically describe the Collateral or describe the Collateral as “all assets” of Borrower and any other Loan Party of the kind pledged hereunder, and/or (ii) contain any other information required by the UCC or other Applicable Law for the sufficiency of filing office acceptance of any such Financing Statement, including whether such Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party, if applicable. Any such Financing Statements may be filed by Lender at any time in any jurisdiction whether or not Revised Article 9 of the UCC is then in effect in that jurisdiction.

(b) Additional Perfection and Similar Related Actions with Certain Collateral.

(i) Within thirty (30) days following request therefor by Lender, each applicable Loan Party will endorse and deliver to Lender (which such requirement maybe waived in writing by Lender), all Negotiable Collateral and other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue perfection of Lender’s security interests in such Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

(ii) If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be delivered to Lender within thirty (30) days after being requested by Lender, duly indorsed in a manner reasonably satisfactory to Lender, to be held as Collateral pursuant to this Agreement. No Loan Party will create any Chattel Paper without placing a legend on the Chattel Paper acceptable to Lender indicating that Lender has a security interest in the Chattel Paper.

(iii) If any Collateral will consist of Electronic Chattel Paper, Letter-Of-Credit Rights or uncertificated Investment Property (or other Uncertificated Securities), within thirty (30) days after demand by Lender, the applicable Loan Party will execute and deliver (and, with respect to any Collateral consisting of a Securities Account or uncertificated Investment Property (or other Uncertificated Securities), cause the Securities Intermediary or the Issuer, as applicable, with respect to such Investment Property to execute and deliver) to Lender all Control Agreements or other control arrangements, assignments, instruments or other documents in form and substance reasonably satisfactory to Lender and as reasonably requested by Lender for the purposes of obtaining and maintaining control of and/or perfection of the Liens on such Collateral.

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(c) Maintenance and Possession of Collateral; Bailee Agreements.

(i) Each Loan Party will have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Lender chooses to perfect its security interest by possession in addition to the filing of a Financing Statement. Where Collateral is in possession of a third party bailee, such Loan Party will take such steps as Lender reasonably requests and within thirty (30) days of Lender’s request for Lender to obtain an acknowledgment, in form and substance reasonably satisfactory to Lender, of the bailee that the bailee holds such Collateral for the benefit of Lender.

(ii) Each Loan Party from time to time may deposit with Lender specific cash collateral to secure specific Obligations. Each Loan Party authorizes Lender to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by such Loan Party or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

(d) Commercial Tort Claims. If any Loan Party will acquire a commercial tort claim with a value in excess of $25,000.00, such Loan Party will notify Lender of the general details thereof in the immediately following Compliance Certificate required to be delivered under this Agreement following such event and will grant to Lender in a writing signed by such Loan Party and delivered with such Compliance Certificate a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

(e) Deposit Accounts; Security Accounts; Collateral Accounts. No Loan Party will open or maintain any Deposit Account, Securities Account or Commodity Account other than (i) Deposit Accounts, Securities Accounts or Commodity Accounts (A) maintained with Lender, or (B) subject to a Control Agreement duly executed on behalf of the applicable depository institution or securities or commodities intermediary maintaining such account within the later of 90 days following (x) the Closing Date or (y) the date such Loan Party opened or acquired such account, pursuant to which Lender obtains control (within the meaning of the UCC or any other Applicable Law) over such account or (ii) Deposit Accounts that are identified to Lender in writing and are Excluded Accounts (and so long as they remain Excluded Accounts).

(f) Collateral Access Matters. At all times, each of the Loan Parties shall use reasonable efforts to cause to be delivered within thirty (30) days following the date such Loan Party opened or acquired such applicable location to Lender a collateral access agreement with respect to each such Loan Party’s leased locations, in a form and substance reasonably satisfactory to Lender. Such requirement may be waived at the option of Lender.

11.04 Collateral Related Notices. Each Loan Party will advise Lender promptly, in reasonable detail, of:

(a) any Lien (other than Permitted Prior Liens) on any of the Collateral which would adversely affect the ability of Lender to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the Liens created hereby.

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11.05 Updated Perfection Certificate. Concurrently with the delivery of the financial statements required to be delivered under Section 5.01(a), Borrower will provide an updated and duly executed and delivered Perfection Certificate to Lender.

11.06 Maintenance of Collateral; Compliance. Each Loan Party will keep the Collateral in good order and repair and will not use the same in violation of Applicable Law or any policy of insurance thereon. Each Loan Party will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement, will continue to operate its business in compliance with all applicable provisions of the Federal Fair Labor Standards Act and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or Disposition of hazardous materials or substances. Each Loan Party will not sell or otherwise Dispose, or offer to sell or otherwise Dispose, of the Collateral or any interest therein except for Dispositions permitted by Section 6.03.

11.07 Maintenance of Perfected Security Interest; Further Assurances.

(a) Each Loan Party shall maintain the security interest created by this Agreement as a perfected security interest (to the extent such security interest may be perfected by the filing of UCC-1 financing statement) having at least the priority described in Section 11.02(a) and shall use commercially reasonable efforts to defend such security interest against the claims and demands of all Persons whomsoever, except for Permitted Liens and sales, transfers and other Dispositions of assets under Section 6.03.

(b) Each Loan Party further agrees to take any and all other actions as are necessary or useful for the attachment, perfection and first priority of, and the ability of Lender to enforce Lender’s security interest in any and all of the Collateral, including without limitation: (i) executing, delivering and, where appropriate, filing Financing Statements under the UCC or other Applicable Law of any relevant jurisdiction whether or not a Loan Party’s signature is required, (ii) causing Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce Lender’s security interest in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce Lender’s security interest in such Collateral, (iv) obtaining governmental and other third party waivers, consents and approvals in form reasonably satisfactory to Lender, including, without limitation, any consent of any licensor, lessor or other Person obligated on Collateral, (v) obtaining waivers from mortgagees and landlords in form reasonably satisfactory to Lender and (vi) taking all actions under any earlier versions of the UCC or under any other law applicable in any relevant UCC or other jurisdiction, including any foreign jurisdiction.

11.08 Investment Property; Pledged Interests.

(a) Promptly following the later of (x) receipt by a Loan Party of any such certificate or instrument and (y) 15 days after demand therefor by Lender, such Loan Party will deliver to Lender all certificates or other instruments representing or evidencing any Pledged Interests or any other Investment Property constituting Collateral (including any Pledged Interests comprising Equity Interests in a Loan Party held by another Loan Party), accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers) in blank, all in form and substance reasonably satisfactory to Lender. The Loan Parties represent and warrant that the Perfection Certificate identifies which Pledged Interests and other Investment Property are certificated as of the Closing Date.

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(b) Each Loan Party hereby authorizes and instructs each Issuer of any Pledged Interests pledged by such Person hereunder to agree (and in the case such Issuer is not a Loan Party, use commercially reasonable efforts to agree) that such Issuer will (x) be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (y) comply with any instruction received by it from Lender in writing that (1) states that an Event of Default has occurred and is continuing and (2) is otherwise in accordance with the terms of this Agreement, without any further instructions from such Loan Party, and each Loan Party agrees that each such Issuer will be fully protected in so complying and will have no duty or right to inquire as to Lender’s authority to give such instruction, and (z) when required hereby, pay any dividends or other payments with respect to such Pledged Interests directly to Lender.

(c) Each Loan Party shall ensure that the Issuer of any uncertificated Pledged Interests does not issue any certificate representing such interest or take any step to ‘opt in’ or have such uncertificated Pledged Interest treated as a “security” within the meaning of Article 8 of the UCC without the prior written consent of Lender.

(d) So long as no Event of Default shall have occurred and be continuing, each Loan Party (i) will be permitted to receive dividends and other distributions in respect of the Pledged Interests paid in the normal course of business or otherwise as a result of the exercise of reasonable business judgment of the relevant issuer, to the extent permitted by this Agreement and (ii) will have the right to vote and give consents with respect to its Pledged Interests or any of its other Collateral; provided that without the prior written consent of Lender, each such Loan Party will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Equity Interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer, other than to the extent permitted by this Agreement, (ii) sell, assign, transfer, exchange, or otherwise Dispose of, or grant any option with respect to (other than Dispositions permitted under this Agreement or a Disposition that results in Payment in Full), the Investment Property or Proceeds thereof (except pursuant to a transaction which is permitted by this Agreement) or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for Permitted Liens (and other than Dispositions permitted under this Agreement or a Disposition that results in Payment in Full).

(e) No vote will be cast, and no consent will be given or action taken, which would be inconsistent with or result in any violation of any provision of this Agreement or any other Loan Document or have the effect of impairing the position or interest of Lender in respect of the Collateral.

(f) Immediately upon the occurrence of an Event of Default and so long as it is continuing, (i) Lender will have the sole and exclusive right to receive any and all dividends, payments or other proceeds paid in respect of the Pledged Interests and make application thereof to the Obligations, and any or all of the Pledged Interests may, at Lender’s option, be registered in the name of Lender or its nominee, and (ii) Lender or its nominee may thereafter have the sole and exclusive right to exercise (1) all voting, corporate and other rights pertaining to such Pledged Interests at any meeting of shareholders of the relevant issuer or issuers or otherwise and (2) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange, at its discretion, any and all of the Pledged Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any applicable issuer, or upon the exercise by any Loan Party or Lender of any right, privilege or option pertaining to such Pledged Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Lender may determine), all without liability except to account for property actually received by it, but Lender will have no duty to any Loan Party to exercise any such right, privilege or option and will not be responsible for any failure to do so or delay in so doing.

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(g) Each Loan Party hereby grants to Lender, an irrevocable proxy to, during the continuation of an Event of Default, vote all or any part of such Loan Party’s Pledged Interests from time to time, in each case in any manner Lender deems advisable in its sole discretion, either for or against any or all matters submitted, or which may be submitted to a vote of shareholders, partners, or members, as the case may be, and to exercise all other rights, powers, privileges, and remedies to which any such shareholders, partners, or members would be entitled (including, without limitation, giving or withholding written consents, ratifications, and waivers with respect to the Pledged Interests, calling special meetings of the holders of the Pledged Interests of any issuer and voting at such meetings). Such irrevocable proxy will be automatically re-granted three years after the date hereof (or such earlier times as Lender may reasonably request from time to time). The irrevocable proxy granted hereby is effective immediately without the necessity that any other action (including, without limitation, that any transfer of any of the Pledged Interests be recorded on the books and records of the relevant Loan Party) be taken by any Person (including the relevant Loan Party of any Pledged Interest or any officer or agent thereof), is coupled with an interest, and shall be irrevocable, shall survive the bankruptcy, dissolution or winding up of any relevant Loan Party, and shall terminate only once this Agreement shall have been terminated and the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.

11.09 Registration Rights.

(a) Each Loan Party recognizes that Lender may be unable to effect a public sale of any or all the Pledged Interests, by reason of certain prohibitions contained in the Securities Act of 1933 and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Lender shall be under no obligation to delay a sale of any of the Pledged Interests for the period of time necessary to permit the Issuer thereof to register such securities or other interests for public sale under the Securities Act of 1933, or under applicable state securities laws, even if such Issuer would agree to do so.

(b) Each Loan Party agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be reasonably necessary to make such sale or sales of all or any portion of the Pledged Interests pursuant to this Section 9 valid and binding and in compliance with Applicable Law. Each Loan Party further agrees that a breach of any of the covenants contained in this Section 9 will cause irreparable injury to Lender, that Lender has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9 shall be specifically enforceable against such Loan Party, and such Loan Party hereby waives, to the extent permitted by Applicable Law, and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under this Agreement.

11.10 Proceeds to be Turned Over To Lender. In addition to the rights of Lender specified herein, if an Event of Default shall occur and be continuing, all Proceeds of Collateral received by any Loan Party consisting of cash, checks and other cash equivalent items shall be held by such Loan Party in trust for the benefit of Lender, segregated from other funds of such Loan Party, and shall, promptly upon receipt by such Loan Party, be turned over to Lender in substantially the same form received by such Loan Party (duly indorsed by such Loan Party to Lender, if required). All Proceeds received by Lender hereunder shall be applied to the Obligations as provided in Section 8.05.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the Closing Date.

BORROWER:

SUPERIOR DRILLING PRODUCTS, INC.,
a Utah corporation

By	/s/ G. Troy Meier
G. Troy Meier, Chief Executive Officer

GUARANTORS:

SUPERIOR DRILLING SOLUTIONS, LLC,
a Utah limited liability company
EXTREME TECHNOLOGIES, LLC
a Utah limited liability company
HARD ROCK SOLUTIONS, LLC
a Utah limited liability company

By	/s/ Annette Meier
Annette Meier, Manager

SIGNATURE PAGE
LOAN AGREEMENT

LENDER:

VAST BANK, NATIONAL ASSOCIATION,
a national banking association

By	/s/ Rex Berg
Name:	Rex Berg
Title:	Vice President Commercial Lending

SIGNATURE PAGE
LOAN AGREEMENT

EXHIBIT A

BORROWING BASE CERTIFICATE

Date: ______________, 20___

This Borrowing Base Certificate (“Certificate”) made as of above date, is executed and delivered by Superior Drilling Products, Inc., a Utah corporation (“Borrower”), to Vast Bank, National Association, a national banking association (“Lender”), pursuant to and in accordance with the provisions of that certain Loan Agreement dated as of July ___, 2023 (the “Loan Agreement”) between Borrower, the Guarantors party thereto, and Lender. Capitalized terms used but not defined in this Certificate shall have the meanings assigned to them in the Loan Agreement.

In order to induce Lender to make Loans to Borrower, the undersigned Financial Officer hereby certifies on behalf of Borrower and not in his or her individual capacity that, as of the date hereof, he or she is the [Insert Title] of Borrower, and that, as such, he or she is authorized to execute and deliver this Certificate to Lender on behalf of Borrower, and that Borrower warrants and represents to Lender that the total of the Eligible Inventory and Borrowing Base are accurately reflected below:

Eligible Inventory:

Total Inventory	$___________________
Less:
Work in Process	($__________________)
Excess, Obsolete, Unsaleable, Etc.	($__________________)
Inventory with Third Party and No Collateral Access
Agt, Lender Consent, or Reserves	($__________________)
Returned and Repossessed Goods	($__________________)
Other Inventory Not Eligible Inventory	($__________________)
Eligible Inventory	$___________________

Times: Borrowing Base Factor of 50% = Borrowing Base	$___________________

Calculated Revolving Line vs. Note Amount

Revolving Line = lesser of Borrowing Base and $750,000	$___________________

Less: Outstanding Balance	($___________________)

AVAILABLE FOR ADVANCE	$___________________

AMOUNT REQUESTED, IF ANY	$___________________

SUPERIOR DRILLING PRODUCTS, INC.,
a Utah corporation

By:
Chief Financial Officer

Exhibit A – Borrowing Base Certificate

EXHIBIT B

COMPLIANCE CERTIFICATE

This Certificate, dated as of [Insert Date], is delivered pursuant to Section 5.01(c) of the Loan Agreement dated as of July ___, 2023 (“Loan Agreement”), between Superior Drilling Products, Inc., a Utah corporation (“Borrower”), the Guarantors party thereto, and Vast Bank, National Association, a national banking association (“Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

The undersigned Responsible Officer hereby certifies on behalf of the Borrower and not in his or her individual capacity that, as of the date hereof, he or she is the [Insert Title] of the Borrower, and that, as such, he or she is authorized to execute and deliver this Certificate to Lender on behalf of Borrower, and that:

(a) Borrower has delivered the quarterly financial statements for the fiscal quarter ending [Insert Month and Year] as required pursuant to Section 5.01(b) of the Loan Agreement.

(b) The undersigned has reviewed and is familiar with the terms of the Loan Agreement and [select one:]

[to his knowledge, no Default or Event of Default has occurred]

—or—

[to his knowledge, the following is a list of each Default or Event of Default that has occurred and is continuing, and its nature and status:]

[describe any Default or Event of Default.]

(c) The attached Schedule I contains calculations of the Financial Covenants described in Section 6.15 of the Loan Agreement, for the fiscal quarter ending [Insert Month and Year].

(d) The Loan Party(s) listed below has/have acquired the commercial tort claim(s) described below with a value in excess of $25,000.00, which have not previously been reported to Lender in writing:

Loan Party	Description of Commercial Tort Claim	Value

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [Insert Date].

[Signature Page Attached]

Exhibit B to Loan Agreement – Compliance Certificate

SUPERIOR DRILLING PRODUCTS, INC.,
a Utah corporation

By:
Name:
Title:

Exhibit B to Loan Agreement – Compliance Certificate

EXHIBIT C

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [___________], is entered into between [________________________________], a [_________________] (the “New Loan Party”) and VAST BANK, NATIONAL ASSOCIATION (“Lender”), in regard to that certain Loan Agreement dated as of July ___, 2023, between and among Lender; Superior Drilling Products, Inc., a Utah corporation (“Borrower”); and the Guarantors party thereto (as the same may be amended, modified, extended or restated from time to time, the “Loan Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

The New Loan Party and Lender hereby agree as follows:

1. The New Loan Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Loan Party will be deemed to be a Loan Party under the Loan Agreement and a “Guarantor” for all purposes of the Loan Agreement and shall have all of the obligations of a Loan Party and a Guarantor thereunder as if it had executed the Loan Agreement. The New Loan Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Section 4 of the Loan Agreement, (b) all of the covenants set forth in Sections 5 and 6 of the Loan Agreement, (c) all of the guaranty obligations set forth in Section 10 of the Loan Agreement, and (d) all of the obligations in regard to Collateral described in Section 11 of the Loan Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Loan Party hereby (x) guarantees to Lender, jointly and severally with the other Guarantors, as provided in Section 10 of the Loan Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Loan Party will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal, and (y) as provided in Section 11 of the Loan Agreement, grants, pledges and assigns to Lender, to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, a continuing security interest in, and a right to set off against, any and all right, title and interest of such New Loan Party in and to all personal and real property of every kind, including, without limitation, all of the Collateral of such New Loan Party or in which such New Loan Party has an interest, whether now owned or existing or hereafter owned, acquired, existing or arising and wherever located.

2. If required, the New Loan Party is, simultaneously with the execution of this Agreement, executing and delivering such documents and instruments as requested by Lender in accordance with the Loan Agreement.

Exhibit C to Loan Agreement – Joinder

3. The address of the New Loan Party for purposes of Section 9.01 of the Loan Agreement is the same as set forth in such section.

4. The New Loan Party hereby waives acceptance by Lender of the guaranty by the New Loan Party upon the execution of this Agreement by the New Loan Party.

5. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

6. The provisions of Section 9.14 of the Loan Agreement are applicable to this Agreement, mutatis mutandis.

IN WITNESS WHEREOF, the New Loan Party has caused this Agreement to be duly executed by its authorized officer or manager, and Lender has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW LOAN PARTY]

By:
Name:
Title:

Acknowledged and accepted:

VAST BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit C to Loan Agreement – Joinder